                                                                EXHIBIT 10.67(a)

                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF DECEMBER 23, 2004

                                      AMONG

                               HTI ACQUISITION LLC

                        HEADS & THREADS INTERNATIONAL LLC

                                       AND

                              ALLEGHANY CORPORATION

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                                TABLE OF CONTENTS

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                                                                                 PAGE
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
1.   Definitions..............................................................     1

2.   Merger...................................................................     1

     2.1    The Merger........................................................     1
     2.2    Closing...........................................................     1
     2.3    Effective Time of the Merger......................................     1
     2.4    Certificate of formation; Limited Liability Company Agreement.....     2
     2.5    Directors and Officers............................................     2
     2.6    Employment Agreements.............................................     2
     2.7    Effect of the Merger..............................................     2

3.   Treatment of Membership Interests........................................     2

     3.1    Effect of the Merger on Membership Interests......................     2
     3.2    Post-Closing Adjustment of Unadjusted Merger Consideration........     3
     3.3    Tax Treatment and Allocation......................................     5

4.   Representations and Warranties by the Company and Alleghany..............     6

     4.1    Organization......................................................     6
     4.2    Membership Interests Ownership....................................     6
     4.3    Company Subsidiaries..............................................     7
     4.4    Authority.........................................................     8
     4.5    No Violation......................................................     8
     4.6    Financial Statements..............................................     9
     4.7    No Undisclosed Liabilities........................................    10
     4.8    Absence of Certain Changes........................................    11
     4.9    Title to and Condition of Properties and Assets...................    12
     4.10   Certain Properties................................................    13
     4.11   Taxes.............................................................    13
     4.12   Contracts.........................................................    15
     4.13   Litigation........................................................    16
     4.14   Intellectual Property.............................................    17
     4.15   Compliance with Laws..............................................    17
     4.16   Environmental Matters.............................................    17
     4.17   Governmental Authorizations and Regulations.......................    18
     4.18   Employee Benefit Plans............................................    19
     4.19   Related Party Transactions........................................    20
     4.20   Certain Practices.................................................    20
     4.21   Minute Books......................................................    21
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
     4.22   Insurance.........................................................    21
     4.23   Bank Accounts; Powers of Attorney.................................    21
     4.24   Product Warranties................................................    21
     4.25   Customers and Suppliers...........................................    21
     4.26   Certain Disclosures...............................................    22
     4.27   Employees.........................................................    22
     4.28   Brokers...........................................................    22

5.   Representations and Warranties by HTI Acquisition........................    22

     5.1    Organization......................................................    22
     5.2    Authority.........................................................    22
     5.3    No Violation......................................................    23
     5.4    Litigation........................................................    23
     5.5    HSR Act...........................................................    23
     5.6    Financing.........................................................    23
     5.7    Interim Operations of HTI Acquisition.............................    24
     5.8    Solvency..........................................................    24
     5.9    Delivery of New Employment Agreements.............................    24
     5.10   Brokers...........................................................    24

6.   Covenants of the Company and Alleghany...................................    25

     6.1    Access, Information and Documents.................................    25
     6.2    Conduct of Business Pending Closing...............................    25
     6.3    Cooperation with Respect to Financing.............................    27
     6.4    Consents and Approvals............................................    27
     6.5    Transferred Assets and Transferred Liabilities....................    27
     6.6    Use of Name.......................................................    27
     6.7    No Solicitation of Offers.........................................    27
     6.8    Confidential Information..........................................    28
     6.9    The Company's Obligations.........................................    28
     6.10   Commercially Reasonable Efforts...................................    28

7.   Covenants of HTI Acquisition.............................................    28

     7.1    Confidential Information..........................................    28
     7.2    Consents and Approvals............................................    28
     7.3    Financing Obligation..............................................    28
     7.4    Acquisition Financing.............................................    29
     7.5    Annual Incentive Plan.............................................    29
     7.6    Payment of Certain Debt...........................................    29
     7.7    Certain Post-Closing Matters......................................    29
     7.8    Commercially Reasonable Efforts...................................    31

8.   Conditions Precedent to the Company's and Alleghany's Obligations to
     Effect the Merger........................................................    31

     8.1    Representations and Warranties; Performance.......................    31
     8.2    Consents and Approvals............................................    31
     8.3    No Injunction.....................................................    31
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
     8.4     Solvency Opinion.................................................    32
     8.5     Certificates.....................................................    32

9.   Conditions Precedent to HTI Acquisition's Obligation to Effect
     the Merger...............................................................    32

     9.1     Representations and Warranties; Performance......................    32
     9.2     Consents and Approvals...........................................    32
     9.3     Availability of Financing........................................    33
     9.4     No Injunction....................................................    33
     9.5     Certificates.....................................................    33

10.  Tax Matters..............................................................    33

     10.1    Tax Returns......................................................    33
     10.2    Post-Closing Tax Matters.........................................    35
     10.3    Alleghany Indemnity for Taxes....................................    36
     10.4    Matters Involving Income Tax Claims..............................    36
     10.5    Transfer Taxes...................................................    37
     10.6    FIRPTA...........................................................    37
     10.7    Survival.........................................................    37

11.  Termination..............................................................    37

     11.1    Termination by HTI Acquisition...................................    37
     11.2    Termination by Alleghany.........................................    37
     11.3    Termination by Alleghany or by HTI Acquisition...................    37
     11.4    Effect of Termination............................................    38

12.  Survival of Representations and Warranties; Indemnification..............    38

     12.1    Survival of Representations and Warranties.......................    38
     12.2    Alleghany's Indemnification Obligations..........................    38
     12.3    Limitation on Alleghany's Indemnification Obligations............    39
     12.4    HTI Acquisition's Indemnification Obligations....................    40
     12.5    Limitation on HTI Acquisition's Indemnification Obligations......    40
     12.6    Other Limitations on Indemnification.............................    41
     12.7    Notice...........................................................    42
     12.8    Right to Contest Claims of Third Parties.........................    42
     12.9    Indemnification Payments.........................................    43
     12.10   Treatment of Indemnification Payments............................    43
     12.11   Exclusive Remedy.................................................    44

13.  Non-Competition..........................................................    44


14.  Miscellaneous............................................................    44
     14.1    Fees and Expenses................................................    44
     14.2    Waiver...........................................................    45
     14.3    Notices..........................................................    45
     14.4    Entire Agreement; Amendment......................................    45
     14.5    Rights Under this Agreement; Nonassignability....................    45
     14.6    Governing Law....................................................    45
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
     14.7    Waiver of Jury Trial.............................................    46
     14.8    Specific Performance.............................................    46
     14.9    Publicity........................................................    46
     14.10   Headings; References to Sections, Exhibits and Schedules.........    46
     14.11   Counterparts.....................................................    46

Acknowledgement and Signatures................................................    46

Exhibits

   A       Definitions
   B-1     Form of New Employment Agreement
   B-2     Form of New Employment Agreement
   B-3     Form of New Employment Agreement
   C       Form of Solvency Opinion

Schedules

   4.1     Organization
   4.3     Company Subsidiaries
   4.5     No Violation
   4.6     Financial Statements
   4.7     Undisclosed Liabilities, Etc.
   4.8     Certain Changes
   4.9     Encumbrances
   4.10    Certain Properties
   4.11    Taxes
   4.12    Contracts
   4.13    Litigation
   4.14    Intellectual Property
   4.15    Compliance with Laws
   4.16    Environmental Matters
   4.17    Governmental Authorizations
   4.18    Employee Benefit Plans
   4.19    Related Party Transactions
   4.22    Insurance
   4.23    Bank Accounts; Powers of Attorney
   4.24    Product Warranties
   4.26    Certain Disclosures
   4.27    Employees
   6.2     Conduct of Business Prior to Closing
   8.2     Consents and Approvals


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

                          AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER ("Agreement") dated as of December 23, 2004 among HTI ACQUISITION LLC, a Delaware limited liability company ("HTI Acquisition"), HEADS & THREADS INTERNATIONAL LLC, a Delaware limited liability company (the "Company"), and ALLEGHANY CORPORATION, a Delaware corporation and the owner of all of the issued and outstanding membership interests in the Company ("Alleghany").

          WHEREAS, each of the Board of Managers and the sole member of HTI Acquisition and the Board of Directors and the sole member of the Company have approved this Agreement and the merger of the Company with and into HTI Acquisition (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement; and

          WHEREAS, the Board of Directors of Alleghany has approved this Agreement and the Merger, upon the terms and subject to the conditions set forth in this Agreement.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

          1. Definitions. As used herein, defined terms have the meanings set forth in Exhibit A.

          2. Merger.  Upon the terms and subject to the conditions of this
Agreement:

               2.1 The Merger. In accordance with the Limited Liability Company Act of the State of Delaware ("DLLCA"), at the Effective Time, the Company shall be merged with and into HTI Acquisition. As a result of the Merger, the separate existence of the Company shall cease and HTI Acquisition shall continue as the surviving entity in the Merger (sometimes hereinafter referred to as the "Surviving Entity").

               2.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at the offices of Morgan Lewis & Bockius LLP, 101 Park Avenue, New York, New York 10178 (or such other place upon which the parties shall mutually agree), at 10:00 a.m. on December 31, 2004 or on such later date upon which the parties shall mutually agree (the "Closing Date").

               2.3 Effective Time of the Merger. Subject to the terms and conditions of this Agreement, at the Closing, the parties shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") pursuant to the DLLCA, in such form as required by and executed in accordance with the relevant provisions of the DLLCA (the date and time of the filing of the Certificate of Merger with the Delaware Secretary of State (or such later date and time as may be specified in the Certificate of Merger in accordance with the DLLCA with the written consent of HTI Acquisition and Alleghany) being the "Effective Time").

               2.4 Certificate of formation; Limited Liability Company Agreement. At the Effective Time and without any further action on the part of HTI Acquisition, the Company, Alleghany or the Surviving Entity:

               (A) The certificate of formation of HTI Acquisition, as in effect immediately prior to the Effective Time, shall be amended as a result of the Merger to change the name of the Surviving Entity to "Heads & Threads International LLC". The certificate of formation of HTI Acquisition as so amended shall be the certificate of formation of the Surviving Entity following the Merger, until thereafter further amended or repealed in accordance with its terms and as provided under the DLLCA.

               (B) The limited liability company agreement of HTI Acquisition, as in effect immediately prior to the Effective Time, shall be the limited liability company agreement of the Surviving Entity following the Merger, until thereafter amended or repealed in accordance with its terms, the terms of the certificate of formation of the Surviving Entity and as provided under the DLLCA.

               2.5 Directors and Officers. The directors of HTI Acquisition immediately prior to the Effective Time shall be the initial directors of the Surviving Entity following the Merger, and the officers of HTI Acquisition immediately prior to the Effective Time shall be the initial officers of the Surviving Entity following the Merger, in each case until their respective successors are duly elected or appointed or until their earlier death, resignation or removal in accordance with the certificate of formation and limited liability company agreement of the Surviving Entity and as provided under the DLLCA.

               2.6 Employment Agreements. Simultaneously with the execution and delivery of this Agreement, HTI Acquisition and each of the parties thereto are entering into employment agreements in the forms of Exhibit B-1, B-2 and B-3 (the "New Employment Agreements"). Each of the New Employment Agreements by its terms will take effect at the Effective Time.

               2.7 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all properties, rights, privileges, powers and franchises of HTI Acquisition and the Company shall be vested in the Surviving Entity, and all debts, liabilities and duties of HTI Acquisition and the Company shall attach to the Surviving Entity, and the Surviving Entity shall continue its existence under the DLLCA.

          3. Treatment of Membership Interests. The Membership Interests of HTI Acquisition and the Company shall be treated as follows:

               3.1 Effect of the Merger on Membership Interests. As of the Effective Time, by virtue of the Merger and without any action on the part of HTI Acquisition, the Company, Alleghany, the Surviving Entity or any holder of any membership interests in HTI Acquisition or any membership interests in the
Company:

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               (A) Membership Interests in HTI Acquisition.  All of the
membership interests in HTI Acquisition outstanding immediately prior to the Effective Time shall remain outstanding.

               (B) Conversion of Membership Interests in the Company into Right to Receive Merger Consideration. All of the membership interests in the Company outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of the holder thereof be converted into the right to receive $54,656,000 in cash (the "Unadjusted Merger Consideration"), which amount is equal to the Member's Equity in the Company as set forth on the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as at November 30, 2004 referred to in Section 4.6, subject to adjustment as set forth in Section 3.2. At the Closing, HTI Acquisition shall pay the Unadjusted Merger Consideration to Alleghany by wire transfer of immediately available funds. In addition, at the Closing, HTI Acquisition shall cause the Alleghany Debt and the LaSalle Debt to be repaid in full. As of the Effective Time, all membership interests in the Company shall automatically be canceled and retired and shall cease to be outstanding and exist.

               3.2 Post-Closing Adjustment of Unadjusted Merger Consideration.

               (A) Within sixty (60) days after the Effective Date, Alleghany shall prepare a consolidated balance sheet of the Company and its consolidated Company Subsidiaries as of the time immediately preceding the Effective Time (as it may be audited or changed below, the "Closing Date Balance Sheet") in accordance with generally accepted accounting principles applied in a manner consistent with the application of such principles in the preparation of the December 31, 2003 Balance Sheet, except for the absence of footnote disclosures and other financial statements required thereby. Alleghany and HTI Acquisition agree that except as explicitly set forth in this Agreement, the Closing Date Balance Sheet will not give effect to the transactions contemplated hereby.

               (B) The parties agree that the Closing Date Balance Sheet shall give effect to (i) the deferred Tax assets, without giving effect to any valuation allowance therefor, (ii) any Taxes to be refunded or recovered, (iii) completion bonuses paid to officers or employees of the Company at or prior to the Closing ("Completion Bonuses") to the extent that such Completion Bonuses are paid by the Company, (iv) accruals made for periods prior to the Closing in respect of the Company's 2004 annual incentive plans, (v) the transfer and assignment of the Transferred Assets from the Company to Alleghany and (vi) the transfer from the Company to Alleghany and the acceptance and assumption by Alleghany of the Transferred Liabilities. The parties agree that the Closing Date Balance Sheet shall not give effect to (i) any current Income Tax expense,
(ii) the termination of the Tax Sharing Agreement, (iii) any Completion Bonuses paid by Alleghany, (iv) the repayment by HTI Acquisition of the Alleghany Debt and the LaSalle Debt, (v) the New Employment Agreements, or (vi) the termination of the Existing Employment Agreements.

               (C) Alleghany shall cause the Closing Date Balance Sheet to be audited by KPMG LLP or such other firm of certified independent public accountants of national reputation mutually agreed to by all of the parties (the "Designated Accountants") and shall cause the Designated Accountants to issue and deliver the Closing Date Balance Sheet, as so audited, to Alleghany and to HTI Acquisition within sixty (60) days after the Effective Date. Total assets less total liabilities as shown on the Closing Date Balance Sheet is hereinafter referred to as the "Closing Date Book Value." The parties agree that the fees and expenses of the Designated Accountants in connection with the preparation of the audited Closing Date Balance Sheet shall be paid by Alleghany, and that, in the event HTI Acquisition engages the Designated Accountants to assist in its review of the audited Closing Date Balance Sheet, the fees and expenses of the Designated Accountants in connection with such review shall be paid by HTI Acquisition.

               (D) During the preparation of the Closing Date Balance Sheet by Alleghany as provided in Section 3.2(A) hereof, HTI Acquisition shall (i) provide Alleghany and its representatives with reasonable access to all relevant books, records and work papers in the possession of HTI Acquisition and all former employees of the Company employed by HTI Acquisition, (ii) cooperate with Alleghany and its representatives, including providing all information in the possession of HTI Acquisition necessary or useful in the preparation of the Closing Date Balance Sheet, and (iii) be entitled to observe and review the preparation of the Closing Date Balance Sheet and the audit, including the Designated Accountants' work papers, and shall have full access to the Designated Accountants during such audit, which review shall not constitute any approval of or acquiescence in the Closing Date Balance Sheet on the part of HTI Acquisition. In order to prepare the Closing Date Balance Sheet, Alleghany shall cause the Company to conduct a physical count of the inventory (including raw materials, finished goods and work-in-progress) of the Company and its consolidated Company Subsidiaries during the period from December 28, 2004 through December 31, 2004, or at such other time prior to the Closing as may be mutually agreed to by all of the parties. Alleghany will roll forward the value of such inventory, based on the purchases and use of such inventory from the date of such physical count through the time immediately preceding the Effective Time, to value the inventory of the Company and its consolidated Company Subsidiaries as at the time immediately preceding the Effective Time. HTI Acquisition and its representatives shall be entitled to participate in such physical count.

               (E) In the event that the Closing Date Book Value is greater than the Unadjusted Merger Consideration, then HTI Acquisition shall pay to Alleghany an amount equal to the difference. In the event that the Closing Date Book Value is less than the Unadjusted Merger Consideration, then Alleghany shall pay to HTI Acquisition an amount equal to the difference.

               (F) In the event that HTI Acquisition does not disagree with the Closing Date Balance Sheet pursuant to Section 3.2(G), then the payment to be made pursuant to Section 3.2(E) shall be made in cash by wire transfer of immediately available funds on or prior to the forty-fifth (45th) day after the delivery of the Closing Date Balance Sheet as provided in Section 3.2(A).

               (G) In the event that HTI Acquisition disagrees with the Closing Date Balance Sheet, HTI Acquisition shall in writing advise Alleghany within forty-five (45) days after the delivery of the Closing Balance Sheet as provided in Section 3.2(A), specifying the nature of all such disagreements, the reason therefor and its calculation of the amount of the payment it believes is required by Section 3.2(E). HTI Acquisition may object to the Closing

Date Balance Sheet only to the extent that such Closing Date Balance Sheet was not prepared in accordance with generally accepted accounting principles applied in a manner consistent with the application of such principles in the preparation of the December 31, 2003 Balance Sheet. HTI Acquisition specifically agrees that it will not object to the inclusion of the deferred Tax asset on the Closing Date Balance Sheet as a result of the utilization of net operating losses generated by the Company in the federal Consolidated Income Tax Return of the affiliated group of which Alleghany is the common parent. HTI Acquisition and Alleghany shall attempt to resolve all such disagreements. If HTI Acquisition and Alleghany are unable to resolve all such disagreements within fifteen (15) days after HTI Acquisition shall have advised Alleghany of such disagreements, HTI Acquisition and Alleghany shall then select a mutually acceptable firm of certified independent public accountants of national reputation (the "Independent Accountants") to resolve the disagreements and to determine the amount of the payment required by Section 3.2(E) (the "Revised Amount"). The Independent Accountants shall deliver their determination of the Revised Amount to HTI Acquisition and Alleghany as soon as practicable and such determination shall be final and binding upon HTI Acquisition and Alleghany. Payment of the Revised Amount shall be made in cash by wire transfer of immediately available funds within five (5) Business Days of the receipt of the determination of the Revised Amount as provided in this Section 3.2(G).

               (H) The fees and expenses of the Independent Accountants shall be shared equally by HTI Acquisition and Alleghany.

               3.3 Tax Treatment and Allocation. Alleghany and HTI Acquisition agree to treat the Merger as a sale of the assets of the Company and Heads & Threads (PA) (other than the Transferred Assets) for all Tax purposes, Alleghany intends to treat such sale as followed by the deemed distribution to Alleghany of the Transferred Assets and the assumption by Alleghany of the Transferred Liabilities in a completed liquidation of the Company pursuant to Section 332 of the Code, and Alleghany and HTI Acquisition agree not to take any contrary position (whether in audits, Tax Returns, or otherwise) unless required to do so pursuant to a final determination within the meaning of Section 1313 of the Code. HTI Acquisition shall prepare and deliver to Alleghany an allocation of the Unadjusted Merger Consideration, as adjusted pursuant to Section 3.2(E) (the "Merger Consideration"), any assumed liabilities of the Company, and all other capitalized costs, among the assets of the Company and the Company Subsidiaries in accordance with their respective fair market values pursuant to Section 1060 of the Code and the Regulations promulgated thereunder, no later than ninety
(90) days after the determination of the Revised Amount pursuant to Section 3.2(G), or, if HTI Acquisition does not disagree with the Closing Date Balance Sheet pursuant to Section 3.2(G), no later than ninety (90) days after the delivery of the Closing Date Balance Sheet as provided in Section 3.2(A) (the "Allocation"). The parties hereto agree to consult in good faith regarding the Allocation, and HTI Acquisition shall make such changes to the Allocation as are reasonably requested by Alleghany; provided that Alleghany will accept HTI Acquisition's determination of the Allocation provided such determination is reasonable and consistent with applicable law. The parties shall report the sale and purchase of the assets of the Company and Heads & Threads (PA) (other than the Transferred Assets) on all Tax Returns (including, without limitation, Internal Revenue Service Form 8594) in a manner consistent with the Allocation as finally determined, unless required to do otherwise pursuant to a final determination within the meaning of Section 1313 of the Code. The parties agree to consult with one another with respect to any Tax audit, controversy or litigation relating to the Allocation.

          4. Representations and Warranties by the Company and Alleghany. The Company and Alleghany represent and warrant to HTI Acquisition as follows:

               4.1 Organization. The Company is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and has the power and authority to carry on its business as now being conducted and to own and operate the properties and assets now owned and being operated by it. The Company has delivered to HTI Acquisition complete and correct copies of the Certificate of formation and limited liability company agreement of the Company as in effect on the date hereof. The Company is duly qualified or licensed to do business and is in good standing as a foreign entity in each of the jurisdictions set forth in Schedule 4.1. The Company is not required to be qualified or licensed to do business as a foreign entity in any other jurisdiction except for such jurisdictions, if any, in which the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The term "Company Material Adverse Effect" as used in this Agreement shall mean any material adverse effect on the business, operations, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, other than effects caused by or resulting from (i) economic or financial conditions affecting the U.S. economy, any non-U.S. economy or the global economy generally, (ii) changes in interest rate levels, (iii) changes generally affecting the industry in which the Company and the Company Subsidiaries operate, (iv) the identity of HTI Acquisition as the acquirer of the Company,
(v) the announcement of the acquisition of the Company by HTI Acquisition, (vi) the conduct of HTI Acquisition (including activities related to due diligence) prior to the Closing, including the impact of the conduct of HTI Acquisition on the relationships of the Company or any of the Company Subsidiaries with suppliers, distributors, customers, employees and others having business relationships with the Company, or (vii) any breach of any provision of this Agreement by HTI Acquisition.

          Alleghany is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to carry on its business as now being conducted and to own and operate the properties and assets now owned and being operated by it. Alleghany has made available to HTI Acquisition complete and correct copies of the Certificates of Incorporation and By-Laws of Alleghany as in effect on the date hereof.

               4.2 Membership Interests Ownership. Alleghany owns all of the outstanding membership interests in the Company, free and clear of all Liens, and has full corporate power and authority to vote or give consents with respect to such membership interests. Neither the Company nor Alleghany is a party to or bound by any contract, agreement or arrangement to issue, sell or otherwise dispose of or redeem, purchase or otherwise acquire any membership interest or other security of the Company or any other security of the Company exercisable or exchangeable for or convertible into any membership interest or any other security of the Company, and, except for this Agreement, there is no outstanding option, warrant or other right to subscribe for or purchase, or contract, agreement or arrangement with respect to, any membership interest or any other security of the Company or any other security exercisable or exchangeable for or convertible into any membership interest or any other security of the Company.

               4.3 Company Subsidiaries. Schedule 4.3 lists each of the Company's directly and indirectly owned Subsidiaries (individually a "Company Subsidiary" and, collectively, the "Company Subsidiaries"). Except as set forth in Schedule 4.3, the Company does not own, directly or indirectly, any material interest in any Person. Schedule 4.3 sets forth, with regard to each of the Company Subsidiaries, a true and complete list of (i) its name and jurisdiction of incorporation, formation or organization, as the case may be, (ii) its authorized capital stock, membership interests or other equity interests, as the case may be, (iii) the number of shares of capital stock, membership interests or other equity interests, as the case may be, of each class thereof outstanding, (iv) the number of shares of capital stock, membership interests or other equity interests, as the case may be, of each class owned by the Company or a Company Subsidiary and (v) the names and titles of its managers, directors and executive officers. Except as set forth in Schedule 4.3, no shares of capital stock, membership interests or other equity interests, as the case may be, or any other security (including any debt security) of any Company Subsidiary is held by any Person or entity other than the Company or one or more of the Company Subsidiaries. Each Company Subsidiary is a corporation, limited liability company or other business entity validly existing under the laws of the jurisdiction of its incorporation, formation or organization, as the case may be, and has the power and authority to carry on its business as now being conducted and to own and operate the properties and assets now owned and being operated by it. The Company has made available to HTI Acquisition complete and correct copies of each of the Company Subsidiary's certificate of incorporation and bylaws, certificate of formation and limited liability company agreement or other organizational documents, as the case may be, as in effect on the date hereof. Each Company Subsidiary is duly qualified or licensed to do business and in good standing in each of the respective jurisdictions listed in Schedule 4.3. No Company Subsidiary is required to be qualified or licensed to do business as a foreign corporation, limited liability company or other business entity in any other jurisdiction except such jurisdictions, if any, in which the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All outstanding membership interests of each Company Subsidiary owned by the Company or a Company Subsidiary have been duly authorized and validly issued, and are fully paid and non-assessable. Except as set forth in Schedule 4.3 and except for the LaSalle Lien, all outstanding equity interests in each of the Company Subsidiaries is owned by the Company or one or more of the Company Subsidiaries free and clear of all Liens, other than restrictions on transfer pursuant to applicable law and, subject to compliance with such laws, are freely transferable. Except as set forth in Schedule 4.3, neither the Company nor any Company Subsidiary nor Alleghany is a party to or bound by any contract, agreement or arrangement with any Person (other than the Company or another Company Subsidiary) to issue, sell or otherwise dispose of or redeem, purchase or otherwise acquire any equity interest in or any other security (including any debt security) of any Company Subsidiary or any other security exercisable or exchangeable for or convertible into any equity interest in or any other security (including any debt security) of any Company Subsidiary. Except as set forth in Schedule 4.3, there is no outstanding option, warrant or other right to subscribe for or to purchase, or contract, agreement or arrangement with any Person

(other than the Company or another Company Subsidiary) with respect to, any equity interest in or any other security (including any debt security) of any Company Subsidiary, or any other security exercisable or exchangeable for or convertible into any equity interest in or any other security (including any debt security) of any Company Subsidiary.

               4.4 Authority. The Company has the power to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby have been duly authorized by the Board of Directors of the Company and by its sole member and no other proceeding on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered on behalf of the Company and, assuming the due authorization, execution and delivery of this Agreement by HTI Acquisition, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               Alleghany has the power to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby have been duly authorized by the Board of Directors of Alleghany and no other corporate proceeding on the part of Alleghany is necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered on behalf of Alleghany and, assuming the due authorization, execution and delivery of this Agreement by HTI Acquisition, constitutes a legal, valid and binding obligation of Alleghany enforceable against Alleghany in accordance with its terms, except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               4.5 No Violation. Except as set forth in Schedule 4.5, neither the execution, delivery nor performance of this Agreement by the Company nor the consummation of the Merger or any of the other transactions contemplated hereby
(i) will violate or conflict with the Certificate of formation or limited liability company agreement of the Company, (ii) will result in any breach of or default under any provision of any loan agreement, real property lease or Material Business Contract to which the Company is a party or by which the Company is bound or to which any property or asset of the Company is subject,
(iii) is prohibited by or requires the Company to obtain or make any consent, authorization, approval, registration or filing under any Applicable Law to which the Company is subject, or to which any property or asset of the Company is subject, (iv) will cause any acceleration of maturity of any note, instrument or other obligation with respect to which the Company is an obligor or guarantor or (v) will result in the creation or imposition of any Lien upon any property or asset of the

Company or give rise to any right on the part of any other Person to terminate, cancel or revoke any agreement or instrument referred to above, other than, in the case of clauses (ii), (iii), (iv) and (v), any such conflicts, violations, breaches, defaults, revocations, Liens, rights or losses which, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

               Except as set forth in Schedule 4.5, neither the execution, delivery nor performance of this Agreement by Alleghany nor the consummation of the Merger and the other transactions contemplated hereby (i) will violate or conflict with the Certificate of Incorporation or By-Laws of Alleghany, (ii) will result in any breach of or default under any provision of any loan agreement, real property lease or other material agreement to which Alleghany is a party or by which Alleghany is bound or to which any property or asset of Alleghany is subject, (iii) is prohibited by or requires Alleghany to obtain or make any consent, authorization, approval, registration or filing under any Applicable Law to which Alleghany is subject or to which any property or asset of Alleghany is subject, (iv) will cause any acceleration of maturity of any note, instrument or other obligation with respect to which Alleghany is an obligor or guarantor or (v) will result in the creation or imposition of any Lien upon any property or asset of Alleghany or give rise to any right on the part of any other Person to terminate, cancel or revoke any agreement or instrument referred to above, other than, in the case of clauses (ii), (iii),
(iv) and (v), any such conflicts, violations, breaches, defaults, revocations, Liens, rights or losses which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Alleghany to perform its obligations hereunder or to consummate the transactions contemplated hereby.

               4.6 Financial Statements.

               (A) Schedule 4.6 contains copies of the following financial statements:

                    (i) the audited consolidated balance sheets of the Company and the Company Subsidiaries as at December 31, 2001, 2002 and 2003 and related audited consolidated statements of income and changes in financial position for each of the fiscal years ended on those dates, together with the reports thereon of KPMG LLP, certified independent public accountants (such audited financial statements being hereinafter referred to as the "Audited Financial Statements" and the audited consolidated balance sheet of the Company and the Company Subsidiaries as at December 31, 2003 being hereinafter referred to as the "December 31, 2003 Balance Sheet");

                    (ii) the unaudited consolidated balance sheets of the Company and the Company Subsidiaries as at September 30, 2003 and 2004 and related unaudited consolidated statements of income and changes in financial position for the nine-month periods ended on those dates (such unaudited financial statements being hereinafter referred to as the "Interim Financial Statements" and such unaudited consolidated balance sheet of the Company and the Company Subsidiaries as at September 30, 2004 being hereinafter referred to as the "September 30, 2004 Balance Sheet");

                    (iii) the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as at October 31, 2004 and related unaudited consolidated statement of income (the "October 2004 Financial Statements"); and

                    (iv) the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as at November 30, 2004 and related unaudited consolidated statement of income (the "November 2004 Financial Statements").

               (B) The Audited Financial Statements were prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the periods involved (except as may be indicated in the notes thereto). The Audited Financial Statements have been audited by KPMG LLP, and present fairly in all material respects the consolidated financial position of the Company and the Company Subsidiaries at the respective dates thereof and the consolidated results of operations of the Company and the Company Subsidiaries for the respective periods then ended.

               (C) The Interim Financial Statements were prepared in accordance with GAAP consistently applied throughout the periods involved and in a manner consistent with the application of such principles applied in the preparation of the Audited Financial Statements. The Interim Financial Statements do not contain any footnote disclosures and are subject to normal recurring year-end adjustments, but otherwise present fairly in all material respects the consolidated financial condition and consolidated results of operations of the Company and the Company Subsidiaries as of the dates and for the periods indicated therein except as otherwise set forth therein.

               (D) The October 2004 Financial Statements and the November 2004 Financial Statements were prepared in accordance with GAAP consistently applied throughout the periods involved and in a manner consistent with the application of such principles applied in the preparation of the Audited Financial Statements. The October 2004 Financial Statements and the November 2004 Financial Statements accurately reflect the consolidated financial position and the consolidated results of operations of the Company and the Company Subsidiaries for the respective periods covered thereby.

               4.7 No Undisclosed Liabilities. Except for liabilities and obligations provided for in this Agreement and pursuant to the transactions contemplated hereby, neither the Company nor any Company Subsidiary has any liability or obligation (absolute, accrued, contingent or otherwise) of any nature, except (i) to the extent reflected or reserved against on the September 30, 2004 Balance Sheet, (ii) as set forth on Schedule 4.7 or on the other Schedules hereto, or (iii) which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

               4.8 Absence of Certain Changes.

          (A) Since December 31, 2003, except (i) for the execution and delivery of this Agreement and (ii) as set forth in Schedule 4.8 or on the other Schedules hereto:

               (i) the Company and the Company Subsidiaries have conducted the Business only in the usual and ordinary course consistent with past practice; and

               (ii) there has not been any change, effect or circumstance which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

          (B) Since September 30, 2004, except for the execution and delivery of this Agreement and as set forth in Schedule 4.8 or on the other Schedules hereto, or as otherwise contemplated by this Agreement, neither the Company nor any Company Subsidiary has:

               (i) suffered any damage, destruction or loss of physical property (whether or not covered by insurance) which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

               (ii) issued, sold or otherwise disposed of, or agreed to issue, sell or otherwise dispose of, any shares of capital stock, membership interests or any other security of the Company or any Company Subsidiary and has not granted or agreed to grant any option, warrant or other right to subscribe for or to purchase any shares of capital stock, membership interests or any other security of the Company or any Company Subsidiary;

               (iii) incurred or agreed to incur any indebtedness for borrowed money other than the LaSalle Debt;

               (iv) paid or obligated itself to pay in excess of $100,000 in the aggregate for fixed assets;

               (v) except for the LaSalle Lien, mortgaged, pledged or subjected to any Lien, or agreed to mortgage, pledge or subject to any Lien, any of its properties or assets;

               (vi) declared, set aside or paid any dividend (whether in cash, property, capital stock or membership interest) with respect to any of its shares of capital stock, membership interests or other equity interests, as the case may be, or redeemed, purchased or otherwise acquired, or agreed to redeem, purchase or otherwise acquire, any of its shares of capital stock, membership interests or other equity interests, as the case may be;

               (vii) except for the Completion Bonuses, increased, or agreed to increase, the compensation or bonuses or special compensation of any kind of any of its officers, employees or agents over the rate being paid to them on September 30, 2004, other than normal merit and/or cost-of-living increases pursuant to customary arrangements consistently followed, or adopted or increased any benefit under any insurance, Benefit Plan (as defined in Section 4.18(A)) or other arrangement made to, for or with any such officer, employee or agent;

               (viii) made or permitted, or agreed to make or permit, any material amendment or termination of any Material Business Contract other than in the ordinary course of business;

               (ix) received notice of the resignation or termination of employment of any of its officers or key employees or otherwise knows of any impending or threatened resignation or resignations or termination or terminations of employment of any of its officers or key employees that has had or would reasonably be expected to have a Company Material Adverse Effect;

               (x) had any labor strike or work stoppage, nor are there any pending proceedings relating to the certification or decertification of any labor union;

               (xi) made any material change in its accounting methods or practices with respect to its condition, operations, business, properties, assets or liabilities;

               (xii) made any material change in its Tax methods or practices, made any election with respect to Taxes (but, for the avoidance of doubt, the foregoing shall not be applicable to any change in Income Tax methods or practices or any election with respect to Income Taxes of Alleghany, even if the Company or any Company Subsidiary is required to conform to, or is bound by, such change or election) or entered into any agreement or arrangement with respect to Taxes; or

               (xiii) entered into any material transaction not in the ordinary course of its business.

               4.9 Title to and Condition of Properties and Assets.

               (A) Except for the LaSalle Lien and except as set forth on
Schedule 4.9 hereto, and except for sales of inventory and other assets made in the ordinary course of business since September 30, 2004, the Company and the Company Subsidiaries have good and legal title, free and clear of all Liens, to all of the properties and assets reflected as properties and assets owned by the Company or any Company Subsidiary in the September 30, 2004 Balance Sheet.

               (B) Except as set forth on Schedule 4.9 and except for sales of inventory and other assets made in the ordinary course of business since September 30, 2004, neither the Company nor any Company Subsidiary has sold, transferred or disposed of any assets or properties, individually or in the aggregate, having a book value or fair market value as of the date of sale, transfer or disposal in excess of $ 100,000.

               (C) The facilities, machinery, furniture, office and other equipment used in the operation of the Business, taken as a whole, are in commercially reasonable operating condition and repair, taking into account their current use, age and ordinary wear and tear. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SPECIFICALLY PROVIDED FOR HEREIN, ALL OF THE TANGIBLE ASSETS OF THE COMPANY ARE SOLD TO PURCHASER "WHEREAS" AND "AS IS" WITHOUT IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR INTENDED USE OR OTHERWISE.

               4.10 Certain Properties. Neither the Company nor any Company Subsidiary owns any real estate. Schedule 4.10 sets forth all of the real property leased to the Company or any Company Subsidiary and specifies the location of each property, the use of the facility thereon, the name of the owner or the names of the lessor and the lessee, and the approximate square footage of improvements which are leased, as specified in each lease. The Company and Alleghany have delivered to HTI Acquisition (i) a copy of each lease by which the Company or any Company Subsidiary acquired its interest in the real estate described in Schedule 4.10 and (ii) to the extent in the possession of the Company, any of the Company Subsidiaries or Alleghany, a copy of all certificates of occupancy for the improvements on the real estate described in
Schedule 4.10 and a copy of any variance granted with respect to any of such real estate described in Schedule 4.10, all of which documents are true and complete copies thereof as in effect on the date hereof, except as may otherwise be set forth in Schedule 4.10. Neither the Company nor any Company Subsidiary nor Alleghany has received any written notice from any Governmental Authority, with respect to any of the real estate described in Schedule 4.10 alleging a violation of Applicable Law which is the responsibility of the Company or any of the Company Subsidiaries to cure under a lease and which has not been cured. Except as set forth in Schedule 4.10 there is no sublease, occupancy agreement or like instrument to which the Company or any Company Subsidiary is a party with respect to any of the real estate described in Schedule 4.10. Each lease pursuant to which the Company or any Company Subsidiary leases any real property is in full force and effect and, to the Company's knowledge, is valid and enforceable in accordance with its terms. There is not under any such lease any default by the Company or any Company Subsidiary with regard to the payment of rent or any other material default including, without limitation, any default that could be a basis for termination of the lease. To the Company's Knowledge, there is no other default under any such lease by the Company or any Company Subsidiary, nor has there occurred any event that with notice or lapse of time or both would constitute such a default by the Company or any Company Subsidiary. To the Company's Knowledge, there is not under any such lease any default by any other party thereto or any event that with notice or lapse of time or both would constitute such a default thereunder by such party.

               4.11 Taxes.  Except as set forth on Schedule 4.11:

               (A) For all periods of its ownership of the Company during which the Company was treated as a corporation for Income Tax purposes, Alleghany has included (or, with respect to the taxable year including the Closing Date, will include) the Company and any of its corporate Company Subsidiaries in its federal Consolidated Income Tax Return as a member of the affiliated group of which Alleghany is the common parent.

               (B) All material Tax Returns required to have been filed on or before the Closing Date by or with respect to the Company or any Company Subsidiary have been duly and timely filed (or, if due between the date hereof and the Closing Date, will be duly and timely filed), and all Taxes shown as due on any such Tax Return have been duly and timely paid (or, if due between the date hereof and the Closing Date, will be duly and timely paid). Each state Income Tax Return and each Non-Income Tax Return filed by or with respect to the Company or any Company Subsidiary was true, correct and complete in all material respects as of the time of its filing or after taking into account any changes reflected on any amended Tax Returns.

               (C) The accrued but unpaid Non-Income Taxes of the Company and the Company Subsidiaries did not, as of September 30, 2004, exceed the provision for Non-Income Tax liability set forth on the face of the September 30, 2004 Balance Sheet (rather than any notes thereto). Notwithstanding any statement on
Schedule 4.11 or any other Schedule hereto, the Non-Income Taxes of the Company and the Company Subsidiaries that will have accrued (in accordance with GAAP applied in a manner consistent with the preparation of the Audited Financial Statements) but not been paid for taxable periods and portions thereof up to and including the Closing Date will not exceed the provision for Non-Income Taxes of the Company and the Company Subsidiaries on the Closing Date Balance Sheet. The Company and the Company Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, former employee, creditor, independent contractor, shareholder, Affiliate, customer, supplier or other third party.

               (D) There is no dispute or claim concerning any Tax liability of the Company or any Company Subsidiary claimed or raised in writing by any Taxing Authority. No issues have been raised in writing in any examination by any Taxing Authority with respect to the Company or any Company Subsidiary which by application of similar principles reasonably could be expected to result in a proposed deficiency for any period not so examined. The Company has delivered to HTI Acquisition complete and correct copies of (i) all of the relevant Income Tax schedules, forms and information relating to the Company and the Company Subsidiaries, complete in all respects, to permit their inclusion in the Consolidated Income Tax Returns of Alleghany (but not the Consolidated Income Tax Returns of Alleghany) and (ii) all state, local and foreign Income Tax Returns filed by, and all Tax examination reports and statements of deficiencies assessed against or agreed to by, the Company or any Company Subsidiary since January 1, 2001.

               (E) There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes against the Company or any Company Subsidiary. None of the assets or properties of the Company or any Company Subsidiary constitute tax-exempt bond financed property or tax-exempt use property, within the meaning of Section 168 of the Code. None of the Company or any Company Subsidiary is a party to any "safe harbor lease" that is subject to the provisions of Section 168(f)(8) of the Internal Revenue Code as in effect prior to the Tax Reform Act of 1986. None of the Company or any Company Subsidiary is a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income tax purposes.

               (F) Except as shall be terminated pursuant to Section 10.2(B), none of the Company or any Company Subsidiary is a party to any agreement providing for the allocation or sharing of Taxes. None of the Company or any Company Subsidiary has received or is subject to any written ruling of a Taxing Authority related to Taxes or has entered into any written and legally binding agreement with a Taxing Authority relating to Taxes. None of the Company or any Company Subsidiary has any liability for Taxes of any Person or entity (i) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign law, other than in respect of Alleghany and the Company Subsidiaries,
(ii) as a transferee or successor, (iii) by contract or (iv) otherwise.

               (G) Except as set forth in Schedule 4.11, there are no liens for Taxes upon the assets of the Company or any Company Subsidiary, except for liens for Taxes not yet due and payable and liens for Taxes that are being contested in good faith that are adequately reserved for on the Financial Statements.

               (H) The Company has been a properly treated as a corporation for federal income tax purposes since January 1, 2000. Heads & Threads (PA) has been disregarded as an entity separate from the Company for U.S. federal income tax purposes, within the meaning of Section 301.7701-3(b)(ii) of the Treasury regulations throughout the entire period of its existence. Heads & Threads (Mexico) (LLC) and the Mexican Company Subsidiaries are corporations for U.S. federal income tax purposes.

               4.12 Contracts.

               (A) Schedule 4.12 sets forth a true and complete list of all of the following contracts (other than Benefit Plans) in effect as of the date hereof to which the Company or any of the Company Subsidiaries is a party or by which any of the assets or properties of the Company or any of the Company Subsidiaries is bound (collectively, the "Material Business Contracts"):

                    (i) any contract with any labor union;

                    (ii) any employment or consulting contract or other contract for services involving a payment of more than $75,000 annually;

                    (iii) any lease, whether as lessor or lessee, with respect to Personal property providing for annual rental payments in excess of $25,000;

                    (iv) other than the LaSalle Credit Agreement, any loan agreement or other instrument relating to any debt for money borrowed;

                    (v) any contract of purchase or sale involving more than $100,000, except for contracts relating to the purchase or sale of inventory;

                    (vi) any written contract with any agent, dealer or distributor providing for the marketing, sale and/or distribution of the products sold or distributed by the Company or any of the Company Subsidiaries;

                    (vii) any stand-by letter of credit, guarantee or performance bond involving an amount in excess of $100,000;

                    (viii) any contract or agreement restricting the freedom or ability of the Company or any Company Subsidiary to engage in any line of business or to engage in business in any geographical area anywhere in the world; and

                    (ix) any other contract involving payment of more than $50,000 per year, except for contracts entered into in the ordinary course of business relating to the purchase of supplies or services or to the sale of inventory.

               (B) All of the stand-by letters of credit guarantees and performance bonds to which the Company or any of the Company Subsidiaries is a party or by which any of the assets or properties of the Company or any of the Company Subsidiaries are bound involve in the aggregate an amount not in excess of $100,000.

               (C) Except for the consents identified on Schedule 4.5, no Material Business Contract requires any consent, approval, waiver or authorization by any third party for the consummation of the Merger and the other transactions contemplated by this Agreement.

               (D) Each of the Material Business Contracts is a valid and binding obligation of the Company and/or the Company Subsidiaries party thereto. To the Company's Knowledge, each of the Material Business Contracts is a valid and binding obligation of each other Person party thereto and is in full force and effect enforceable against the parties thereto in accordance with its terms. Except as specified in Schedule 4.12(c), neither the Company nor any of the Company Subsidiaries is in default under any of the Material Business Contracts, except for such defaults which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as specified in Schedule 4.12(c), to the knowledge of the Company, no party (other than the Company or any of the Company Subsidiaries) to a Material Business Contract is in default under such Material Business Contract, except for such defaults which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

               (E) The Company has made available to HTI Acquisition true and complete copies of all of the Material Business Contracts.

               4.13 Litigation. Except as set forth in Schedule 4.13, since January 1, 2004, there has been no action, suit, proceeding or investigation, either at law or in equity, by or before any commission or other administrative authority in the United States or any foreign jurisdiction, or before any arbitration panel, of any kind pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or any of their respective properties or assets that, if asserted and decided adversely to the Company or such Company Subsidiary, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Schedule 4.13, there is no outstanding judicial or administrative judgment, order, decree or restraint against the Company or any of the Company Subsidiaries or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

               4.14 Intellectual Property. Except as set forth in Schedule 4.14, neither the Company nor any Company Subsidiary owns any patent relating to any product which it sells or any process used in the manufacture of any such product, nor has any license under any patent been granted to the Company or any Company Subsidiary relating to any such product or any such process, and to the Knowledge of the Company there is no patent which would cover any such product or any such process, and neither the Company nor any Company Subsidiary owns any registered copyright, trademark or trade name, nor has any license to use any registered copyright, trademark or trade name been granted to the Company or any Company Subsidiary. Each of the patents, registered copyrights, trademarks and trade names listed on Schedule 4.14 has been validly issued and is owned by the Company or a Company Subsidiary, and the Company and the Company Subsidiaries have the exclusive rights to use all such patents, copyrights, registered trademarks and trade names (if any) in the Business. Except as set forth in
Schedule 4.14, the Company and the Company Subsidiaries own or have the right to use all patents, copyrights, trademarks, trade names, know-how, trade secrets and other proprietary rights (collectively, the "Proprietary Rights") necessary to conduct the Business in the manner in which it has heretofore been conducted, except where the failure to have such Proprietary Rights, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, there is no claim, nor is there a basis for any claim, that the Company or any Company Subsidiary has infringed any Proprietary Right of any other Person, except for those claims which, whether or not asserted, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

               4.15 Compliance with Laws. Except as set forth on Schedule 4.15, the Company and each of the Company Subsidiaries have complied and are in compliance with all Applicable Laws (including, without limitation, Applicable Laws relating to the importation of any inventory, labor union activities, civil rights, and equal employment opportunity or other similar laws), except where the failure to be in compliance with Applicable Laws, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

               4.16 Environmental Matters.  Except as set forth in
Schedule 4.16:

               (A) The Company and the Company Subsidiaries have obtained and hold all required Environmental Permits which are identified on Schedule 4.16 except where the failure to have such Permits, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect and, to the Knowledge of the Company, each such Environmental Permit will remain valid and effective after the Closing, without any notice to or consent of any Governmental Authority.

               (B) The Company and the Company Subsidiaries are in compliance with all provisions of all applicable (i) Environmental Permits, and (ii) Environmental Laws, except for such failures to be in compliance which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

               (C) There are no pending, or to the Company's Knowledge, threatened Environmental Claims against the Company or any Company Subsidiary, except for such pending or threatened Environmental Claims which, individually or in the aggreate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

               (D) To the Knowledge of the Company, no Releases of Hazardous Materials have occurred at, from, in, to, on, or under any Site which, under an applicable lease, is the responsibility of the Company or any of the Company Subsidiaries to remediate and which has not been remediated, and no Hazardous Materials are present in, on, about or migrating to or from any Site that have given rise or would reasonably be expected to give rise to an Environmental Claim against the Company or any Company Subsidiary.

               (E) To the Company's Knowledge, neither the Company nor any Company Subsidiary nor any predecessor of the Company or any Company Subsidiary, nor any entity previously owned by the Company or any Company Subsidiary, has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any location at, from, in, to, on or under which a Release of Hazardous Materials has occurred that has resulted in or would reasonably be expected to result in an Environmental Claim against the Company or any Company Subsidiary, and which is not in compliance with any Environmental Permit or Environmental Law.

               (F) To the Knowledge of the Company, no Site currently, or at any time during the three year period ending on the date of this Agreement, leased by the Company or any Company Subsidiary is a current or proposed Environmental Clean-up Site.

               (G) To the Knowledge of the Company, there are no (i) underground storage tanks, active or abandoned, (ii) polychlorinated biphenyl containing equipment, or (iii) asbestos containing material which is friable at any Site which, under any applicable lease, is the responsibility of the Company or any of the Company Subsidiaries, and which is not in compliance with any Environmental Permit or Environmental Law. Except for liabilities and obligations assumed pursuant to the terms of the real property leases set forth on Schedule 4.10, neither the Company nor any Company Subsidiary has expressly assumed or undertaken, or agreed to assume or undertake, responsibility for any liability or obligation of any other Person, arising under or relating to Environmental Laws, including, but not limited to, any obligation for investigation, corrective or remedial action, nor, to the Company's Knowledge, has the Company or any of the Company Subsidiaries assumed or undertaken any such liability or obligation by operation of law, except, in each case, for such liabilities and obligations the performance of which, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

               (H) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, on behalf of, or which are in the possession of the Company or any Company Subsidiary (or, to the Company's Knowledge, any representative of either thereof) with respect to any Site currently, or at any time during the three year period ending on the date of this Agreement, leased by the Company or any Company Subsidiary which have not been delivered to HTI Acquisition prior to execution of this Agreement.

               4.17 Governmental Authorizations and Regulations. Schedule 4.17 lists all licenses, franchises, permits and other governmental authorizations (collectively, "Permits") held by the Company or any Company Subsidiary which are material to the conduct of the Business. All such Permits are valid and in full force and effect, and, except as set forth on Schedule 4.17, neither the Company nor any Company Subsidiary nor Alleghany has received any notice that any Governmental Authority intends to cancel, terminate or not renew any such Permit. The Company and the Company Subsidiaries hold all Permits which are necessary for the lawful operation of the Business, as conducted on the date hereof, except where the failure to have such Permits, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

               4.18 Employee Benefit Plans.

               (A) Each bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen's compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, or whether for the benefit of a single individual or more than one individual including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (whether or not subject thereto), contributed to, maintained or sponsored by the Company or any Company Subsidiary or with respect to which the Company or any Company Subsidiary could have any liability to make contributions (collectively, the "Benefit Plans"), that is material alone or in combination with Benefit Plans of similar type, is listed on Schedule 4.18.

               (B) With respect to each Benefit Plan, the Company has made available to the HTI Acquisition a true and correct copy of (i) the most recent annual report (e.g., Form 5500), if any, for such Benefit Plan, (ii) any written plan document constituting or containing such Benefit Plan, (iii) each trust agreement, if any, relating to such Benefit Plan, (iv) the summary plan description, if any, for such Benefit Plan, (v) the most recent actuarial report or valuation, if any, relating to such Benefit Plan and (vi) the most recent determination letter or opinion letter, if any, from the IRS which covers such Benefit Plan, if such Benefit Plan is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code").

               (C) No Benefit Plan (i) is a "defined benefit plan" within the meaning of Section 3(35) of ERISA (whether or not subject thereto), (ii) is a "multiemployer plan" within the meaning of Section 3(37) of ERISA (whether or not subject thereto), (iii) is sponsored or maintained by Alleghany or any of its Affiliates (other than the Company or any of the Company Subsidiaries), or
(iv) except as set forth on Schedule 4.18, provides post-retirement health or death benefit coverage (other than as required under Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code).

               (D) Except as set forth on Schedule 4.18, to the Knowledge of the Company, each Benefit Plan has at all times been maintained and administered in all material respects in accordance with its terms and with the material requirements of all Applicable Law, including ERISA and the Code. To the Knowledge of the Company, each Benefit Plan intended to qualify under Section 401(a) of the Code has at all times since its adoption been so qualified, and each trust which forms a part of any such plan has at all times since its adoption been Tax-exempt under Section 501(a) of the Code. There is no commitment or agreement (whether written or oral) that would prevent the termination or modification of any Benefit Plan that provides for post-retirement welfare benefits without the Company incurring any obligation or liability with respect to such termination or modification.

               (E) To the Knowledge of the Company, neither the Company nor any Company Subsidiary has incurred any liability (either directly, secondarily, jointly or contingently) under Title IV of ERISA or Sections 4971 through 4980G of the Code or under Section 502(i) or (1) of ERISA that has had or would have a Company Material Adverse Effect.

               (F) The consummation of the Merger and the other transactions contemplated by this Agreement, will not either alone or in conjunction with any other event, require any payment or benefit under any Benefit Plan that, in the absence of the transactions contemplated by this Agreement, would not be required, or accelerate the timing thereof. The Tax deductibility of any amount payable under any Benefit Plan will not be limited by operation of Section 280G of the Code.

               (G) No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of plan activities) which has had or could reasonably be expected to result in a Company Material Adverse Effect has been brought or, to the Knowledge of the Company, threatened with respect to any Benefit Plan and, to the Knowledge of the Company, there are no facts or circumstances known to the Company that could reasonably be expected to give rise to any such suit, action or other litigation.

               4.19 Related Party Transactions. Except as set forth in Schedule 4.19, neither the Company nor any of the Company Subsidiaries is a party to any transaction (other than employee compensation and other agreements related to employment) and none is now proposed with any Person who is a director or officer of the Company or any of the Company Subsidiaries, or with Alleghany or any Company Subsidiary of Alleghany (other than the Company or a Company Subsidiary of the Company).

               4.20 Certain Practices.

               (A) Accounting Practices. The books and records of the Company are complete and accurate in all material respects, and are maintained in accordance with customary business practices.

               (B) Certain Other Practices. Neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any director, officer, agent, or employee of the Company or any Company Subsidiary has used any funds (corporate or otherwise) for any unlawful contribution, gift, entertainment or other expense relating to political activity or made any direct or indirect unlawful payment to any United States or foreign government official or employee from corporate funds or violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977.

               4.21 Minute Books. The Company's minute books which record the minutes of the meetings of its members, Board of Directors and committees thereof are complete and accurate in all material respects.

               4.22 Insurance. Schedule 4.22 lists all policies of insurance maintained by the Company or by any of the Company Subsidiaries as of the date hereof, and each such insurance policy is a valid and binding obligation of the parties thereto and is in full force and effect enforceable in accordance with the terms. The Company and Alleghany have made available to HTI Acquisition prior to the date hereof true and complete copies of all such policies.

               4.23 Bank Accounts; Powers of Attorney.  Schedule 4.23 sets forth
(i) the name of each bank, trust company or other financial institution in which the Company or any Company Subsidiary maintains an account or safe deposit box and the names of all Persons authorized to draw thereon or to have access thereto, and (ii) the names of all Persons, if any, holding powers of attorney from the Company or any Company Subsidiary and a summary statement of the terms thereof.

               4.24 Product Warranties. Schedule 4.24 sets forth the Company's standard printed warranty used at all times since January 1, 2004 in connection with the sale or distribution of its products. To the Company's Knowledge, the Company has not used any other form of warranty which remains in effect with respect to any product that it has previously sold or distributed. There are no claims pending nor, to the Company's Knowledge, are there any claims threatened against the Company based upon any product warranty. Neither the Company nor any Company Subsidiary has manufactured any product during the period January 1, 1999 through the date hereof.

               4.25 Customers and Suppliers.

               (A) The Company has heretofore delivered to HTI Acquisition lists of the ten largest customers of and the ten largest suppliers to the Company for the fiscal year of the Company ended December 31, 2003 and for the ten-month period ended October 31, 2004, including in each case for such period the approximate dollar amount of the sales to such customer or purchases from such supplier. As of the date of this Agreement, none of the ten largest customers of or suppliers to the Company identified for the ten-month period ended October 31, 2004 has given the Company written notice that it intends to terminate its business relationship with the Company.

               (B) The Company has heretofore delivered to HTI Acquisition (i) a list as of November 30, 2004 by scheduled month of delivery of all of the outstanding purchase orders of the Company exceeding $100,000 and (ii) a statement as to the approximate aggregate amount of all of the outstanding sales orders of the Company as of November 30, 2004.

               4.26 Certain Disclosures.  Schedule 4.26 contains:

                    (i) a list of all categories of products sold and/or distributed by the Company or any Company Subsidiary during the ten-month period ended October 31, 2004 through the date hereof; and

                    (ii) a list by location of all machinery and equipment owned by the Company on the date hereof.

               4.27 Employees. Schedule 4.27 sets forth a list of the names of all of the employees of the Company and of each of the Company Subsidiaries who were paid by the Company or any of the Company Subsidiaries salary and bonuses during the year ended December 31, 2003 (or whom the Company anticipates will be paid by the Company or any of the Company Subsidiaries salary and bonuses during the year ending December 31, 2004) aggregating $50,000 or more (excluding from such list (i) all Persons employed by the Atlas division of the Company (which was sold in November 2004) and (ii) any Person whose employment with the Company or any Company Subsidiary terminated on or before June 30, 2004), and their respective ages and positions with the Company or such Company Subsidiary, as the case may be, and such other information relating to such employees as is readily available to the Company or such Company Subsidiary. The Company agrees to provide periodic updates to the list prior to the Closing as may be reasonably requested by HTI Acquisition to reflect new hires and terminations.

               4.28 Brokers. Except for HAAS Capital, the fees and expenses of which will be paid by Alleghany, no broker, finder or investment banker is entitled to any fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or Alleghany.

          5. Representations and Warranties by HTI Acquisition. HTI Acquisition represents and warrants to the Company and Alleghany as follows:

               5.1 Organization. HTI Acquisition is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power and authority to carry on the business now being conducted by the Company and to acquire and own and operate the properties, assets and business of the Company. HTI Acquisition has delivered to Alleghany complete and correct copies of the Certificate of formation and limited liability agreement of HTI Acquisition as in effect on the date hereof.

               5.2 Authority. HTI Acquisition has the power to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby have been duly authorized by the Board of Managers of HTI Acquisition and by its members and no other proceeding on the part of HTI Acquisition is necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered on behalf of HTI Acquisition, and, assuming the due authorization, execution and delivery of this Agreement by each of the other parties hereto, constitutes a legal, valid and binding obligation of HTI Acquisition enforceable against HTI Acquisition in accordance with its terms, except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               5.3 No Violation. Neither the execution, delivery and performance of this Agreement nor the consummation of the Merger or any of the other transactions contemplated hereby (i) will violate or conflict with the certificate of formation or limited liability company agreement of HTI Acquisition, (ii) will result in any breach of or default under any provision of any loan agreement, real property lease or other material agreement of any kind to which HTI Acquisition is a party or by which HTI Acquisition is bound or to which any property or asset of HTI Acquisition is subject and (iii) except for the filing of the Certificate of Merger with the Delaware Secretary of State, is prohibited by or requires HTI Acquisition to obtain or make any consent, authorization, approval, registration or filing under any Applicable Law to which HTI Acquisition is subject, or to which any property or asset of HTI Acquisition is subject, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of HTI Acquisition to perform its obligations hereunder or to consummate the Merger and the other transactions contemplated hereby.

               5.4 Litigation. There are no actions, suits, proceedings or investigations, either at law or in equity, by or before any commission or other administrative authority in the United States or any foreign jurisdiction, or before any arbitration panel, of any kind pending or, to the Knowledge of HTI Acquisition, threatened against HTI Acquisition or any of its properties or assets that, if asserted and decided adversely to HTI Acquisition, would reasonably be expected to, individually or in the aggregate, have a material adverse effect on the ability of HTI Acquisition to perform its obligations hereunder or to consummate the Merger and the other transactions contemplated hereby.

               5.5 HSR Act. No Person "controls" HTI Acquisition within the meaning of the HSR Act. For purposes of the "size-of-the-parties" test under the HSR Act, HTI Acquisition has less than $10,000,000 in total assets and less than $10,000,000 in annual sales, and no requirements of the HSR Act apply to the acquisition of the Company by HTI Acquisition provided for hereunder.

               5.6 Financing. HTI Acquisition has delivered to Alleghany (i) true, correct and complete signed counterpart(s) of commitment letters (the "Equity Commitment Letters"), dated on or prior to the date hereof, whereby the parties thereto (the "Equity Investors") have agreed, subject to the terms and conditions set forth therein, to make or cause to be made in HTI Holding equity investments in cash in the aggregate amount of not less than $25,000,000 (the "Equity Commitment"); (ii) a true, correct and complete signed counterpart of a letter agreement by and between HTI Holding and HTI Acquisition, dated on or prior to the date hereof, whereby HTI Holding has agreed to contribute the entire Equity Commitment to HTI Acquisition (the "Contribution Letter"); and
(iii) true, correct and complete signed counterpart(s) of commitment letter(s), dated on or prior to the date hereof, pursuant to which the lenders party thereto have agreed, subject to the terms and conditions set forth therein, to provided or cause to be provided debt financing in connection with the transactions provided for herein and revolving credit to HTI Acquisition (the "Commitment Letters" and, together with the Equity Commitment Letters and the Contribution Letter, the "Commitments"). The Commitments have not been amended in a manner that would be prohibited by the last sentence of this Section 5.6 and are, to the Knowledge of HTI Acquisition, in full force and effect. The Commitments are subject to no contingencies or conditions other than those set forth in the copies of the Commitments delivered to Alleghany. Subject to the terms and conditions of the Commitments, and subject to the terms and conditions of this Agreement, the Commitments would provide HTI Acquisition with acquisition financing at the Effective Time sufficient to consummate the Merger upon the terms contemplated by this Agreement (the "Acquisition Financing"). Nothing contained in this Agreement shall prohibit HTI Acquisition or the Equity Investors from entering into agreements relating to the financing or the operation of HTI Acquisition or the Surviving Equity, including adding other equity providers or operating partners; provided that (i) the aggregate amount of the Equity Commitment shall not be reduced in any way to less than $25,000,000 and (ii) HTI Acquisition shall have obtained any and all required consents of the lenders under the Commitment Letters.

               5.7 Interim Operations of HTI Acquisition. HTI Acquisition was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. HTI Acquisition has not owned, operated or conducted and, prior to the Effective Time, will not own, operate or conduct any businesses or activities other than in connection with its organization, the negotiation and execution of this Agreement, obtaining the Acquisition Financing (and any Substitute Financing) and the consummation of the transactions contemplated hereby.

               5.8 Solvency. At the Effective Time, the Surviving Entity, after taking into account consummation of the Merger, the transactions contemplated by the Commitments (and any Substitute Financing) and the way HTI Acquisition intends that the businesses of the Company be operated after the Effective Time (including any agreements or arrangements by and among HTI Acquisition and the parties to the Commitments), (i) will be able to pay its debts, including its stated and contingent liabilities as they mature, (ii) will not have unreasonably small capital for the business in which it is and will be engaged and (iii) will be solvent.

               5.9 Delivery of New Employment Agreements. HTI Acquisition has delivered to Alleghany true, correct and complete and signed counterparts of the New Employment Agreements.

               5.10 Brokers. Except for Craig R. Stapleton, the fees and expenses of which will be paid by HTI Acquisition, no broker, finder or investment banker is entitled to any fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of HTI Acquisition.

          6. Covenants of the Company and Alleghany. The Company and Alleghany covenant and agree with HTI Acquisition as follows:

               6.1 Access, Information and Documents. From the date hereof until the Closing, the Company will give to HTI Acquisition and to HTI Acquisition's authorized representatives (including, but not limited to, accountants, lawyers and appraisers) (collectively, "Representatives") full and complete access to any and all of the properties, assets, books, records and other documents of the Company and each Company Subsidiary to enable HTI Acquisition to make such examination of the business, properties, assets, books, records and other documents of the Company and each Company Subsidiary as HTI Acquisition may determine, such access to be provided at all reasonable times, upon reasonable notice and in a manner so as not to interfere with the normal operation of the Business. The Company will furnish, and will cause each Company Subsidiary to furnish, to HTI Acquisition such information and copies of such documents and records as HTI Acquisition shall reasonably request.

               6.2 Conduct of Business Pending Closing.

               (A) From the date hereof until the Closing, except as set forth on Schedule 6.2 or any of the other Schedules hereto, as contemplated by this Agreement, or as consented to in writing by HTI Acquisition, the Company and the Company Subsidiaries will continue to conduct the Business in the ordinary course consistent with past practice.

               (B) Except as set forth on Schedule 6.2 or any of the other Schedules hereto, or as otherwise contemplated by this Agreement, from the date hereof until the Closing, except with the prior written consent of HTI Acquisition (which will not be unreasonably withheld or denied):

                    (i) The Company will maintain its existence as a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware;

                    (ii) Neither the Company nor any of the Company Subsidiaries will make any commitment or commitments to purchase or spend involving $100,000 or more in any one instance or $500,000 or more in the aggregate, except for purchases of inventory in the ordinary course of its business;

                    (iii) The Company will not declare, authorize or pay, and will not permit any of the Company Subsidiaries to declare, authorize or pay, any distribution or dividend to any of its members (but the foregoing shall not preclude the payment or distribution by the Company of an amount in respect of the provision for current Income Taxes), and the Company will not redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire, and will not permit any of the Company Subsidiaries to redeem, purchase or otherwise acquire or to agree to redeem, purchase or otherwise acquire, any of its membership interests;

                    (iv) Except for the Completion Bonuses, the Company will not, and will not permit any of the Company Subsidiaries to, increase the compensation or employee benefits in effect on the date of this Agreement of any of the directors, officers or employees of the Company or any of the Company Subsidiaries, amend the current terms of any Benefit Plan or adopt any new plan or arrangement providing compensation or employee benefits for any of the directors, officers or employees of the Company or any of the Company Subsidiaries;

                    (v) The Company will continue to carry, and will cause each of the Company Subsidiaries to continue to carry, all of its existing insurance policies (except that any such policy may be replaced, prior to the Closing, by a policy providing substantially similar coverage, and
     Schedule 4.22 may be updated prior to the Closing to reflect any such replacements);

                    (vi) The Company will use, and will cause each of the Company Subsidiaries to use, reasonable efforts to preserve the Company's and each of the Company Subsidiaries' relationships with suppliers, distributors and customers and others having business relationships with the Company or any of the Company Subsidiaries;

                    (vii) The Company will not, and will not obligate itself to, and will not permit any of the Company Subsidiaries to, or obligate itself to, sell or otherwise dispose of or pledge or otherwise encumber any of its properties or assets except for sales of inventory and except for other sales of its properties or assets in the ordinary course of business;

                    (viii) The Company will continue to maintain, and will cause each of the Company Subsidiaries to continue to maintain, its facilities, machinery and equipment in the ordinary couse of busienss consistent with past practice;

                    (ix) The Company will not amend its certificate of formation or limited liability company agreement, and the Company will not permit any of the Company Subsidiaries to amend its organizational documents;

                    (x) The Company will not make, and will not permit any of the Company Subsidiaries to make, any material change in its accounting methods or practices;

                    (xi) The Company will not make, and will not permit any of the Company Subsidiaries to make, any change in its Tax methods or practices, make any election with respect to Taxes or enter into any agreement or arrangement with respect to Taxes (but, for the avoidance of doubt, the foregoing shall not restrict Alleghany from making any change in its Income Tax methods or practices or making any election with respect to Income Taxes, even if the Company or any Company Subsidiary is required to conform to, or is bound by, such change or election), if any such change, election, agreement or arrangement would have the effect of increasing the Tax liability of the Company and the Company Subsidiaries for any taxable period following the Closing Date; and

                    (xii) Without limiting the foregoing, the Company and Alleghany will consult with HTI Acquisition regarding all significant developments, transactions and proposals relating to the Companies or any of the Company's Subsidiaries' business or operations.

               6.3 Cooperation with Respect to Financing. Alleghany will cause the Company to provide reasonable assistance to HTI Acquisition in obtaining the Acquisition Financing (and any Substitute Financing), including by participating in meetings and due diligence sessions.

               6.4 Consents and Approvals. The Company shall use commercially reasonable efforts to obtain, and to cause each of the Company Subsidiaries to obtain, prior to the Closing all consents, authorizations and approvals under all Applicable Laws of any Governmental Authority or of any other Person required to be obtained by the Company or any of the Company Subsidiaries in connection with the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby; provided, that the Company shall not be required to pay any landlord or other Person any money or other consideration in order to obtain any such consent, authorization or approval; provided, further, that the Company shall not otherwise be required to incur any unreasonable expenses in order to obtain any such consent, authorization or approval.

               6.5 Transferred Assets and Transferred Liabilities. On or prior to the Closing Date, (i) the Company will transfer and assign to Alleghany, and Alleghany will accept and assume, the Transferred Liabilities and (ii) in consideration of the acceptance and assumption by Alleghany of the Transferred Liabilities, HTI will transfer and assign to Alleghany all of Alleghany's right, title and interest in and to the Transferred Assets.

               6.6 Use of Name. Alleghany will not use, and will not permit any of its Affiliates to use, the name "Heads & Threads" or any derivative thereof in any way whatsoever at any time after the Closing.

               6.7 No Solicitation of Offers. From the date of this Agreement until the Closing Date, other than in connection with the transactions contemplated hereby, Alleghany shall not, and shall cause the Company and its and their officers, directors, employees, representatives and agents not to, solicit, propose or facilitate (including by way of providing information regarding the Company to any third party), directly or indirectly, any inquiries, discussions or proposals for, continue or enter into negotiations looking toward, or enter into or consummate any agreement or understanding in connection with any proposal regarding any purchase or other acquisition of all or any portion of the assets or membership interests (whether newly issued or currently outstanding) of the Company (other than the sale of services or inventory or replacement of assets or other routine activities in the ordinary course of business) or any merger, business combination or recapitalization involving the Company.

               6.8 Confidential Information. Each of the Company and Alleghany agrees to use reasonable efforts, consistent with those employed by it prior to the date of this Agreement, to preserve and maintain the proprietary information and trade secrets used in the Business, and neither the Company nor Alleghany shall disclose to any third Person (other than HTI Acquisition and its Representatives) any proprietary information or trade secrets used in the Business other than such proprietary information or trade secrets which are a matter of public knowledge. The covenants on the part of Alleghany contained in this Section 6.9 shall survive the Closing, but the covenants of the Company contained in this Section 6.9 shall terminate at the Closing.

               6.9 The Company's Obligations. Alleghany agrees to cause the Company to fully perform in all material respects each and every obligation of the Company under this Agreement to be performed by the Company prior to the Effective Time.

               6.10 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, and specifically subject to the limitations on the obligations of the Company and Alleghany set forth in Section 6.4 hereof with regard to consents and approvals, each of the Company and Alleghany agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under all Applicable Laws to consummate the transactions contemplated hereby, including, without limitation, satisfaction of the conditions set forth in Section 9.

          7. Covenants of HTI Acquisition.

               7.1 Confidential Information. Prior to the Closing, HTI Acquisition and its Representatives shall keep confidential all information and documents provided to HTI Acquisition or its Representatives prior to the date of this Agreement or pursuant to Section 6.1 hereof in accordance with the terms set forth in the Confidentiality Agreement by and between Alleghany and Capital Partners dated as of August 27, 2004 (the "Confidentiality Agreement"), and HTI Acquisition agrees, on behalf of itself and each of its Representatives, to be bound by all of the terms of the Confidentiality Agreement as if it were a party thereto. The covenants of HTI Acquisition contained in this Section 7.1 shall terminate at the Closing.

               7.2 Consents and Approvals. HTI Acquisition shall use its best efforts to obtain prior to the Closing all consents, authorizations and approvals under all Applicable Laws of any Governmental Authority or of any other Person required to be obtained by HTI Acquisition in connection with the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby; provided, that HTI Acquisition shall not be required to pay any landlord or other Person any money or other consideration in order to obtain any such consent; provided, further, that HTI Acquisition shall not otherwise be required to incur any unreasonable expenses in order to obtain any such consent, authorization or approval.

               7.3 Financing Obligation. HTI Acquisition will use its best efforts to do or cause to be done all things necessary to consummate the Acquisition Financing. HTI Acquisition shall use commercially reasonable efforts to cause the Equity Investors to comply with the terms of their respective Equity Commitment Letters and to cause HTI Holding to comply with the terms of the Commitment Letter. HTI Acquisition shall not, and shall use commercially reasonable efforts to cause the Equity Investors not to, amend or modify the terms of (i) the Commitment Letters (including all exhibits, annexes, schedules, fee letters and other ancillary documents) in a manner that would increase the conditionality of the Commitment Letters or in a manner that would adversely affect the ability of HTI Acquisition to consummate the transactions provided for herein or the likelihood of the Merger or (ii) the Equity Commitment Letters, in each case without the prior written consent of Alleghany. If funds in the amounts set forth in the Commitment Letters, or any portion thereof, become unavailable to HTI Acquisition on the terms and conditions set forth therein, HTI Acquisition shall use commercially reasonable efforts to obtain substitute financing ("Substitute Financing"). Prior to the Effective Time, HTI Acquisition will not amend or modify, or agree to amend or modify, any agreement or other document or plan, which, pursuant to the terms of the Commitment Letters, requires the lenders' prior consent to amend or is a condition to the lenders' obligations thereunder, without the prior written consent of the lenders party to the Commitment Letters and any other Person whose consent is required pursuant to the Commitment Letters, which consent(s) shall acknowledge that such amendment or modification does not relieve such lender or other Person of its obligations pursuant to the Commitment Letters. For the avoidance of doubt, nothing contained in this Agreement shall obligate any Equity Investor to provide any credit support, guarantee or other payment to the lenders in addition to those currently contained in the Commitment Letters (other than making their equity contributions pursuant to the Equity Commitment Letters) in connection with HTI Acquisition obtaining the Acquisition Financing or any Substitute Financing.

               7.4 Acquisition Financing. The indebtedness contemplated by the Commitment Letters (or any Substitute Financing) shall be incurred by HTI Acquisition at or prior to the Effective Time.

               7.5 Annual Incentive Plan. HTI Acquisition shall continue the existing annual incentive plans of the Company in accordance with their terms at least through December 31, 2004, and the Surviving Entity shall make all incentive payments in respect of calendar year 2004 provided for thereunder in accordance with the terms of such plans.

               7.6 Payment of Certain Debt. At the Closing, HTI Acquisition will repay in full (i) the Alleghany Debt and (ii) the LaSalle Debt.

               7.7 Certain Post-Closing Matters.

               (A) On and after the Closing Date, HTI Acquisition (or any successor company) shall have all liability and responsibility for meeting all requirements under "COBRA," as hereinafter defined, with respect to each Person who becomes an "M&A qualified beneficiary," within the meaning of Treasury Regulation Section 54.4980B-9, Q/A-4(b), because of the transactions contemplated by this Agreement. For these purposes, "COBRA" shall mean the health care continuation coverage described in Section 4980B of the Code,
Section 601 through 608 of ERISA and any applicable state law which requires the continuation of health care coverage to a terminated employee.

               (B) For policy periods commencing on and after April 1, 1996,

Alleghany has mainted certain umbrella insurance policies for the benefit of Alleghany and its subsidiaries on a group-wide basis (the "Alleghany Umbrella Policies"). Coverage under some or all of such Alleghany Umbrella Policies may be available to HTI Acquisition, as the Surviving Entity in the Merger, from and after the Closing. HTI Acquisition agrees that, from and after the Closing, (i) HTI Acquisition will assert any claim which it seeks to make under an Alleghany Umbrella Policy only through Alleghany (and Alleghany agrees to use all commercially reasonable efforts to assert any such claim on behalf of HTI Acquisition), and (ii) HTI Acquisition will not seek to assert any claim which, together with all other claims asserted by HTI Acquisition, would cause the aggregate amount of claims asserted under an Alleghany Umbrella Policy to exceed $5 million in any policy period. For the avoidance of doubt, Alleghany makes no representation or warranty as to the availability of coverage under any Alleghany Umbrella Policy to HTI Acquisition after the Effective Time.

               (C) Following the Closing, HTI Acquisition shall allow Alleghany, at Alleghany's expense and with counsel of its choice, to assume complete control of the prosecution and collection of the Customs Refund. HTI Acquisition shall fully cooperate with and assist Alleghany in the prosecution and collection of the Customs Refund to the same extent as if it were an Income Tax Claim described in Section 10.4, except that Alleghany shall have sole control over the prosecution and collection of the Customs Refund and shall be entitled to settle or dispose of the Customs Refund without HTI Acquisition's consent. If, as, and to the extent any of the Customs Refund is received by HTI Acquisition, HTI Acquisition shall promptly (and in any event within 5 business days) pay the amount of the Customs Refund received by it to Alleghany. To the extent that all or any part of the Customs Refund may be assigned or transferred, upon the request of Alleghany, HTI Acquisition will assign or transfer the Customs Refund in accordance with that request. HTI Acquisition's sole obligation with respect to the Customs Refund shall be to cooperate with Alleghany in the prosecution and collection of such Customs Refund and to promptly pay over to Alleghany all or any part of the Customs Refund collected (or to transfer and assign the Customs Refund as requested).

               (D) Alleghany agrees to reimburse HTI Acquisition (or any successor thereto) for the reasonable costs (including, without limitation, administrative costs and any insurance premiums directly attributable to) of providing retiree medical benefits to Leon Bookman and his spouse. HTI Acquisition agrees that it will use a reasonable basis to determine such costs and to submit to Alleghany not more frequently than each calendar quarter a statement of such costs (in reasonable detail). Alleghany agrees to reimburse such costs to HTI Acquisition promptly (and, in any event, within 30 days of submission to Alleghany). HTI Acquisition agrees to continue to provide post-retirement medical benefits to Lee Bookman and his spouse pursuant to the Heads & Threads Health Care Benefits Plan, as the same may be amended or modified from time to time by HTI Acquisition (but no such amendment and modification shall discriminate as between the medical benefits provided to Bookman and his spouse and the comparable medical benefits provided to other senior executives of HTI Acquisition, if applicable) as long as Alleghany reimburses HTI Acquisition for such costs; provided that nothing herein shall limit HTI Acquisition's right or ability to terminate or modify retiree medical coverage provided to any other employee or retiree of HTI Acquisition. Alleghany shall use its commercially reasonable best efforts to establish or provide comparable or equivalent replacement retiree medical benefits for Lee Bookman and his spouse, which

Alleghany shall reasonably pursue, and when Alleghany has established or provided comparable or equivalent replacement retiree medical benefits for Lee Bookman and his spouse, the obligations of the parties under this Section 7.7(D) (including, without limitation, the obligation of HTI Acquisition to provide such post-retirement medical benefits) shall cease.

               7.8 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, and specifically subject to the limitations on the obligations of HTI Acquisition set forth in Section 7.2 hereof with regard to consents and approvals, HTI Acquisition agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under all Applicable Laws to consummate the transactions contemplated hereby, including, without limitation, satisfaction of the conditions set forth in Section 8.

          8. Conditions Precedent to the Company's and Alleghany's Obligations to Effect the Merger. The obligations of the Company and Alleghany to effect the Merger is subject to the fulfillment prior to or at the Closing of each of the following conditions (unless waived by the Company and Alleghany):

               8.1 Representations and Warranties; Performance.

               (A) All representations and warranties made by HTI Acquisition contained in this Agreement shall be true and correct in all material respects (except that materiality qualifiers contained in such representations and warranties shall be disregarded for purposes of this Section 8.1(A)) as of the date hereof and, except for any representations and warranties which are made as of a particular date (which shall be true and correct as of such date), as of the Closing Date, except for any changes permitted by the terms hereof or consented to in writing by the Company and Alleghany.

               (B) HTI Acquisition shall have performed and complied in all material respects with all of the terms, provisions and conditions of this Agreement to be performed and complied with by HTI Acquisition at or before the Closing.

               8.2 Consents and Approvals. All consents, authorizations and approvals required to be obtained by Alleghany, the Company or HTI Acquisition in connection with the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby from any Governmental Authority, including, without limitation, the expiration or termination of the waiting period under the HSR Act, if applicable, shall have been obtained. All consents, authorizations and approvals required to be obtained by Alleghany, the Company or HTI Acquisition in connection with the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby from any Persons which are not Governmental Authorities and which are set forth on Schedule 8.2 hereof shall have been obtained.

               8.3 No Injunction. No Governmental Authority of competent jurisdiction shall have issued any order, injunction or decree that is in effect and restrains, enjoins or otherwise prohibits the consummation of the Merger.

               8.4 Solvency Opinion. Houlihan Lokey Howard & Zukin shall have delivered an opinion addressed to Alleghany in the form attached as Exhibit C hereto.

               8.5 Certificates. Alleghany shall have received a certificate of a senior executive officer of HTI Acquisition, dated the Closing Date, to the effect set forth in Section 8.1(A) and Section 8.1(B). In addition, Alleghany shall have received certificates, dated the Closing Date, executed by each of Greg Brown, Fred J. Weber and Michael Wrenn, respectively, certifying that, to the best of such individual's knowledge, the representations and warranties made by or on behalf of the Company in this Agreement are true and correct in all material respects (except that materiality qualifiers shall be disregarded for purposes of such certificates) as of the date hereof and, except for any representations and warranties which are made as of a specified date (which shall be true and correct as of such date), as of the Closing Date, except for any changes permitted by the terms hereof or consented to in writing by HTI Acquisition.

          9. Conditions Precedent to HTI Acquisition's Obligation to Effect the Merger. The obligation of HTI Acquisition to effect the Merger is subject to the fulfillment prior to or at the Closing of each of the following conditions (unless waived by HTI Acquisition):

               9.1 Representations and Warranties; Performance.

               (A) All representations and warranties made by the Company and Alleghany contained in this Agreement shall be true and correct in all material respects (except that materiality qualifiers contained in such representations and warranties shall be disregarded for purposes of this Section 9.1(A)) as of the date hereof and, except for any representations and warranties which are made as of a particular date (which shall be true and correct as of such date), as of the Closing Date, except for any changes permitted by the terms hereof or consented to in writing by HTI Acquisition.

               (B) Each of Alleghany and the Company shall have performed and complied in all material respects with all of the terms, provisions and conditions of this Agreement to be performed and complied with by it at or before the Closing.

               9.2 Consents and Approvals. All consents, authorizations and approvals required to be obtained by Alleghany, the Company or HTI Acquisition in connection with the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby from any Governmental Authority, including, without limitation, the expiration or termination of the waiting period under the HSR Act, if applicable, shall have been obtained. All consents, authorizations and approvals required to be obtained by the Company or HTI Acquisition in connection with the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby from any third Persons which are not Governmental Authorities shall have been obtained except for those consents, authorizations and approvals which, if not obtained, would not, individually or in the aggregate, (i) materially impair the ability of the Surviving Entity to conduct the Business substantially as the Business is now being conducted or
(ii) have or reasonably be expected to have a Company Material Adverse Effect.

               9.3 Availability of Financing. The Acquisition Financing shall have been consummated on the terms set forth in the Commitments, or HTI Acquisition shall have received the proceeds of a Substitute Financing.

               9.4 No Injunction. No Governmental Authority of competent jurisdiction shall have issued any order, injunction or decree that is in effect and restrains, enjoins or otherwise prohibits the consummation of the Merger.

               9.5 Certificates. HTI Acquisition shall have received a certificate of a senior executive officer of each of the Company and Alleghany, dated the Closing Date, to the effect set forth in Section 9.1(A) and Section 9.1(B).

          10. Tax Matters.

               10.1 Tax Returns.

               (A) Alleghany shall, or shall cause the Company and the Company Subsidiaries to, prepare and timely file all Tax Returns of or including the Company and/or the Company Subsidiaries that are required to be filed (with extensions) on or before the Closing Date and shall timely pay all Taxes shown as due on such Tax Returns. All such Tax Returns will be prepared and filed by Alleghany, the Company or the Company Subsidiaries in a manner consistent with the prior practice of Alleghany, the Company or the Company Subsidiaries, as applicable. HTI Acquisition shall, or shall cause the Company and the Company Subsidiaries to, prepare and file all Tax Returns of or including the Company or any of the Company Subsidiaries (other than any federal Income Tax Returns) that are required to be filed (with extensions) following the Closing Date for all taxable periods ending prior to, or that include, the Closing Date and (subject to Section 10.1(C) in respect of Income Tax Returns) shall pay any Taxes shown as due on such Tax Returns. All such Tax Returns that are Income Tax Returns will be prepared and filed by HTI Acquisition in a manner consistent with the prior practice of Alleghany, the Company or the Company Subsidiaries, as applicable.

               (B) For each taxable year of Alleghany for which the Company and any of the Company Subsidiaries are included for all or any part of such taxable year on any Consolidated Income Tax Return of Alleghany that is due (with extensions) to be filed after the Closing Date, HTI Acquisition shall prepare, or shall cause the Company Subsidiaries to prepare, in a manner consistent with the prior practice of the Company, and deliver to Alleghany no later than June 15th of the immediately following calendar year, all relevant Tax schedules, forms and information relating to the Company and the Company Subsidiaries, complete in all material respects, to permit their inclusion in the Consolidated Income Tax Returns of Alleghany for each such taxable year.

               (C) In the case of any Income Tax Return of the Company or any of the Company Subsidiaries that is not a federal Income Tax Return and that is required to be filed with respect to any taxable period that ends before or includes the Closing Date (each, a "Pre-Closing Income Tax Return"), HTI Acquisition shall provide Alleghany with a copy of such completed Pre-Closing Income Tax Return, together with the related work papers and such other documents as Alleghany shall reasonably request, no later than 30 days before the due date for the filing of such Pre-Closing Income Tax Return. Alleghany and its authorized representatives shall have the right to review the Pre-Closing Income Tax Returns received from HTI Acquisition pursuant to this Section 10.1(C). If the Pre-Closing Income Tax Return is not in a Straddle Period, HTI Acquisition shall make such changes to any Pre-Closing Income Tax Return as requested by Alleghany for which there is a reasonable basis in fact and law, and if the Pre-Closing Income Tax Return is for a Straddle Period and Alleghany disputes the treatment of any items on the Income Tax Returns prepared by HTI Acquisition, Alleghany and HTI Acquisition agree to consult with each other and attempt to resolve in good faith any such dispute. If the parties are unable to resolve any dispute with respect to a Pre-Closing Income Tax Return for a Straddle Period within 60 days after the receipt of any such Pre-Closing Income Tax Return, the parties shall submit such dispute to a mutually acceptable national accounting firm (which shall not be the accountants who regularly audit the financial statements of Alleghany or HTI Acquisition), whose decision shall be conclusive and binding on the parties. Alleghany and HTI Acquisition shall each pay one-half of the fees and expenses of such accounting firm. No fewer than 5 days before the due date for the filing of such Pre-Closing Income Tax Return, Alleghany shall pay to HTI Acquisition an amount equal to the Income Tax shown on such Pre-Closing Income Tax Return, or if the Pre-Closing Income Tax Return is for a Straddle Period, the amount of such Income Tax that is attributable to Alleghany pursuant to Section 10.1(D). However, if any dispute relating to a Pre-Closing Income Tax Return for a Straddle Period has not been resolved prior to the due date for the filing of such Pre-Closing Income Tax Return, the Tax Return in question, to the extent any issues thereon remain unresolved, shall be filed (and Alleghany shall make payments pursuant to this Section 10.1(C)) in accordance with the positions taken by HTI Acquisition; provided that the fact that such Tax Return will have been filed in accordance with HTI Acquisition's position shall not be taken into account for purposes of any dispute resolution under this Section 10.1(C). If a determination is made through the dispute resolution process after a Pre-Closing Income Tax Return is filed that HTI Acquisition's position was inappropriate, HTI Acquisition shall promptly file an amended Income Tax Return in respect of such taxable period (to the extent permitted by Applicable Law) reflecting the final decision of the accounting firm and an adjusting payment will be made by Alleghany to HTI Acquisition or HTI Acquisition to Alleghany, as the case may be, to reflect any difference between the Income Tax due with respect to the amended Income Tax Return and the Income Tax due with respect to the Income Tax Return as originally filed.

               (D) Alleghany and HTI Acquisition agree that for all Income Tax purposes, the taxable period of the Company and the Company Subsidiaries which began on January 1st of the calendar year in which the Closing Date occurs shall be terminated as of the close of business on the Closing Date and items of income, gain, loss, deduction or credit shall be apportioned for all Income Tax purposes on a basis consistent with, or the principles applicable in the preparation of, the Closing Date Balance Sheet. Alleghany and HTI Acquisition further agree to file all Income Tax Returns, handle the contest of any audit and otherwise act for all Tax purposes consistent with the provisions of this paragraph 10.1(D). If any taxable period for a non-federal Income Tax begins before but ends after the Closing Date (a "Straddle Period"), then the portion of any Income Tax in such Straddle Period for which Alleghany shall be responsible for all purposes of this Section 10 shall be calculated as if the portion of the Straddle Period ending on the Closing Date was a separate taxable period, except that exemptions, allowances, deductions or credits that are calculated on an annual basis (such as the deduction for depreciation or capital allowances) shall be apportioned on a per diem basis.

               10.2 Post-Closing Tax Matters.

               (A) To the extent relevant for a taxable period for which the requesting party is charged with payment responsibility for Taxes under this
Section 10, each of Alleghany and HTI Acquisition will provide the other (and the other's attorneys, accountants and agents) with, and the Surviving Entity, after the Closing Date, shall provide, and shall cause the Company Subsidiaries to provide, Alleghany (and Alleghany's attorneys, accountants and agents) with, the right, at reasonable times and upon reasonable notice, to have access to, and to copy and use, any records or information and personnel which may be relevant for the preparation of any Tax Returns, the determination of amounts due under Section 10.3, any audit or other examination by any Taxing Authority, the filing of any claim for a refund of Tax or for the allowance of any Tax credit, or any judicial or administrative proceedings relating to liability for Taxes. The party requesting assistance hereunder shall reimburse the other party for reasonable out-of-pocket expenses incurred in providing such assistance. Any information obtained pursuant to this Section 10.2(A) shall be held in strict confidence and shall be used solely in connection with the reason for which it was requested.

               (B) Alleghany shall cause the Tax Sharing Agreement and/or any similar arrangement with respect to Taxes involving the Company or the Company Subsidiaries to be terminated effective as of the Closing Date. To the extent any such agreement or arrangement obligates the Company or the Company Subsidiaries to make any payments with respect to Taxes after the Closing Date, none of the Company, the Company Subsidiaries or Alleghany shall have any obligation under any such agreement or arrangement for any past, present or future period. Except as agreed to by HTI Acquisition, all powers of attorney granted by the Company and any of the Company Subsidiaries with respect to Taxes shall be revoked as of the Closing Date.

               (C) Except as otherwise provided in this Agreement, any refund of Income Taxes (other than any refund of Income Tax shown as an asset on the Closing Date Balance Sheet) with respect to the Company or any of the Company Subsidiaries that is received with respect to any Pre-Closing Tax Period or the portion of any Straddle Period for which Alleghany is responsible pursuant to
Section 10.1(D) shall be for the account of Alleghany, and to the extent that HTI Acquisition or any of the Company Subsidiaries receives any such refund (or such refund is applied against any Tax for which Alleghany is not responsible) after the Closing Date, the amount of such refund and interest thereon or fairly attributable thereto (net of any Taxes imposed with respect to the receipt or accrual of such refund and interest and any reasonable expenses incurred in connection with obtaining the refund) shall be promptly paid to Alleghany.

               10.3 Alleghany Indemnity for Taxes. Alleghany shall pay and shall indemnify and hold harmless HTI Acquisition, the Company, the Company Subsidiaries and all Affiliates of HTI Acquisition against any and all Losses resulting from or relating to:

                    (i) Income Taxes of the Company and the Company Subsidiaries for all Pre-Closing Tax Periods and the portion of any Straddle Period for which Alleghany is responsible (including, for the avoidance of doubt, all Income Taxes resulting from the Merger);

                    (ii) the several liability of the Company and the Company Subsidiaries in respect of Income Taxes pursuant to Treasury Regulations
     Section 1.1502-6 or any analogous state, local or foreign law or regulation or by reason of the Company and the Company Subsidiaries having been a member of any consolidated, combined or unitary group on or prior to the Closing Date; and

                    (iii) Income Taxes of any Person or entity other than the Company or any of the Company Subsidiaries pursuant to any agreement or contract, whether written or unwritten, entered into by the Company or any of the Company Subsidiaries on or before the Closing Date, or as a transferor or successor, by contract or otherwise.

and any and all actions, suits, demands, assessments or judgments with respect to any claim arising out of or relating to the subject matter of the indemnification.

               10.4 Matters Involving Income Tax Claims. If a claim is made or threatened by any Taxing Authority that, if successful, may result in an indemnity payment under Section 10.3 (an "Income Tax Claim"), HTI Acquisition shall notify Alleghany stating the nature and basis of such claim, and the amount thereof, to the extent known. Failure to give such notice shall not relieve Alleghany from any liability that it may have on account of this indemnification or otherwise, except to the extent that Alleghany is precluded from, or materially prejudiced in, the defense of such claim thereby. Alleghany will have the right, at its option, upon timely notice to HTI Acquisition, to assume at its own expense control of any audit or other defense of any Income Tax Claim with its own counsel. Alleghany's right to control an Income Tax Claim will be limited to issues in respect of which amounts in dispute would be paid by Alleghany or for which Alleghany would be liable pursuant to Section 10.3. Costs of such Income Tax Claims are to be borne by Alleghany unless the Income Tax Claim relates to a Straddle Period, in which event such costs shall be fairly apportioned. HTI Acquisition, the Company and the Company Subsidiaries at their own expense shall cooperate with Alleghany in contesting any Income Tax Claim, which cooperation shall include the retention and, upon Alleghany's request, providing of records and information that are reasonably relevant to such Income Tax Claim and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder. Notwithstanding the foregoing, (i) Alleghany shall not have the right to solely control any Income Tax Claim unless it first acknowledges in writing its obligation to fully indemnify HTI Acquisition for the Income Taxes at issue in the proceeding, (ii) no settlement or disposition of any Income Tax Claim shall be made without HTI Acquisition's consent (which consent shall not be unreasonably withheld, conditioned or delayed) if the same could reasonably be expected to adversely affect HTI Acquisition's, the Company's or any of the Company Subsidiary's Income Tax Liability for Taxes in a taxable year or period beginning after the Closing Date, and (iii) HTI Acquisition and Alleghany shall jointly control all proceedings taken in connection with any claims for Income Taxes relating solely to a Straddle Period of any of the Company or the Company Subsidiaries, and each party shall bear its own out-of-pocket costs and expenses of the contest and all joint costs and expenses of the contest shall be borne in the same ratio as the applicable proposed Income Tax would be allocated.

               10.5 Transfer Taxes. Alleghany and HTI Acquisition shall each pay one-half of all Transfer Taxes, if any, that result from the Merger. Alleghany and HTI Acquisition shall cooperate in the preparation and filing of all Tax Returns and other documentation relating to any such Transfer Taxes including any that relate to any applicable exemption therefrom.

               10.6 FIRPTA. On the Closing Date, Alleghany shall cause the Company to provide HTI Acquisition with a certificate in the form required by Treasury Regulation Section 1.1445-2(b)(2) of the Code and the regulations promulgated thereunder to the effect that the Company is not a "foreign person" within the meaning of Section 1445(f) of the Code.

               10.7 Survival. All rights and obligations under this Section 10 shall survive the Merger and continue indefinitely, except that the survival of the representations and warranties in Section 4.11 shall be governed by Section 12.1.

          11. Termination. This Agreement may be terminated at any time prior to the Closing by the mutual agreement in writing of HTI Acquisition and Alleghany. In addition, this Agreement may be terminated at any time prior to the Closing as follows:

               11.1 Termination by HTI Acquisition. HTI Acquisition may, without liability to the Company or Alleghany, terminate this Agreement by written notice to Alleghany if an event occurs that makes it impossible to satisfy any condition to Closing set forth in Section 9 of this Agreement; provided, that the right to terminate this Agreement pursuant to this Section
11.1 shall not be available to HTI Acquisition if any breach on the part of HTI Acquisition of any provision of this Agreement has been the cause of, or resulted in, such impossibility.

               11.2 Termination by Alleghany. Alleghany may, without liability to HTI Acquisition, terminate this Agreement by written notice to HTI Acquisition if an event occurs that makes it impossible to satisfy any condition to Closing set forth in Section 8 of this Agreement; provided, that the right to terminate this Agreement pursuant to this Section 11.2 shall not be available to Alleghany if any breach on the part of Alleghany or the Company of any provision of this Agreement has been the cause of, or resulted in, such impossibility.

               11.3 Termination by Alleghany or by HTI Acquisition. Either Alleghany, on the one hand, or HTI Acquisition, on the other hand, may terminate this Agreement upon written notice to the other if the Closing shall not have occurred on or before

February 28, 2005 (the "Termination Date"); notwithstanding the foregoing, (i) the right to terminate this Agreement pursuant to this Section 11.3 shall not be available to HTI Acquisition (x) if any breach on the part of HTI Acquisition of any provision of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date, or (y) if HTI Acquisition has failed to comply in all material respects with its obligations set forth in Section 7.3 and Section 7.8 of this Agreement; and (ii) the right to terminate this Agreement pursuant to this Section 11.3 shall not be available to Alleghany (x) if any breach on the part of Alleghany or the Company of any provision of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date, or (y) if either Alleghany or the Company has failed to comply in all material respects with its obligations set forth in Section 6.12 of this Agreement.

               11.4 Effect of Termination. If this Agreement is terminated, this Agreement shall no longer be of any force or effect and there shall be no liability on the part of any party or its respective directors, officers or shareholders other than for damages to the extent arising from a prior breach of this Agreement which is a willful and material breach; provided, however, that the Confidentiality Agreement, including the obligations of HTI Acquisition and its Representatives thereunder as set forth in this Agreement, shall continue in full force and effect in accordance with its terms.

          12. Survival of Representations and Warranties; Indemnification.

               12.1 Survival of Representations and Warranties. All representations and warranties contained in this Agreement shall survive the Closing and remain operative and in full force and effect, regardless of any investigation heretofore made or hereafter made by any of the parties hereto, for a period of 18 months; provided, however, (i) all representations and warranties made pursuant to Sections 4.11 (Taxes) and Section 5.8 (Solvency) shall survive the Closing for a period continuing until 60 days from and after the expiration of all applicable statutes of limitations (including extensions) and (ii) all representations and warranties made pursuant to Sections 4.2 (Membership Interests Ownership), Section 4.4 (Authority) and Section 5.2 (Authority) shall survive indefinitely.

               12.2 Alleghany's Indemnification Obligations. Subject to the terms and conditions of this Section 12, and other than in respect of matters with respect to which Alleghany is obligated to provide indemnification pursuant to Section 10.3, which are governed solely by Section 10 hereof, Alleghany agrees to indemnify and hold HTI Acquisition harmless against any and all Losses, except as expressly limited by the terms of Section 12.3, resulting from or relating to:

               (A) any breach of any representation or warranty of the Company or Alleghany contained in this Agreement or in any certificate delivered by the Company or Alleghany at the Closing; provided that any claim for indemnification made by HTI Acquisition for indemnification from Alleghany under this paragraph
(A) may be made no later than a date 18 months from and after the Closing Date, excepting only that (i) any claim for breach of any representation or warranty under Section 4.11 (Taxes) may be made no later than a date 60 days from and after the expiration of all applicable statutes of limitation (including extensions) and (ii) any claim for breach of any representation or warranty under Section 4.2 (Membership Interests Ownership), or Section 4.4 (Authority) may be made at any time;

               (B) any breach of any covenant of the Company or Alleghany contained in this Agreement; provided that any claim made by HTI Acquisition for indemnification from Alleghany under this paragraph (B) for the breach of any covenant of the Company or Alleghany contained in this Agreement may be made no later than a date one year from and after the last day of the period during which such covenant was to be performed; and

               (C) for any obligation, liability (including any liability under Section 4062, 4063 or 4064 of ERISA), lien, fine, penalty or Tax with respect to, or by reason of, any employee benefit plan (within the meaning of Section 3(3) of ERISA) of any entity (other than the Company or any of the Company Subsidiaries) which has ever been considered a single employer with Alleghany under Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code prior to the Closing Date.

               For purposes of the indemnification provided in Section 12.2(A), in determining whether the representations and warranties of the Company or Alleghany have been breached, no effect will be given to any materiality qualifier set forth in such representations and warranties or related definitions.

               For purposes of determining the extent to which Alleghany has breached any representation contained in Section 4.11 of this Agreement, in the case of any Straddle Period, (i) in the case of any Non-Income Tax of the Company or any of the Company Subsidiaries that is based on specific receipts, transactions, events or occurrences, the portion of such Non-Income Tax that is attributable to the portion of the Straddle Period ending on the Closing Date shall be determined by reference to the date of the receipt, transaction, event or occurrence giving rise to the liability for such Non-Income Tax, and (ii) in the case of any Non-Income Taxes of the Company or any of the Company Subsidiaries that are imposed on a periodic, annual or other basis not related to specific receipts, transactions, events or occurrences, the portion of such Non-Income Taxes of the Company or any of the Company Subsidiaries attributable to the portion of the Straddle Period ending on the Closing Date shall equal the total amount of such Non-Income Taxes for the period in question, multiplied by a fraction, the numerator of which is the number of days in such period in the Straddle Period through and including the Closing Date, and the denominator of which is the total number of days in such period with respect to which such Non-Income Tax accrues or is imposed in the Straddle Period.

               12.3 Limitation on Alleghany's Indemnification Obligations. Except as hereinafter provided in this Section 12.3, Alleghany shall have no obligation to provide indemnification pursuant to Section 12.2(A) except to the extent that the aggregate amount of indemnification to which HTI Acquisition, but for this Section 12.3, otherwise shall have become entitled hereunder would exceed $375,000 ("Alleghany's Basket"), in which event Alleghany shall be obligated, subject to the next succeeding sentence, to provide indemnification with respect to all amounts in excess of Alleghany's Basket. Notwithstanding anything contained in this Agreement to the contrary, in no event shall Alleghany have any liability for indemnification pursuant to Section 12.2(A) in an aggregate amount in excess of $10,000,000 ("Alleghany's Cap").

          Notwithstanding anything to the contrary in this Agreement, Alleghany shall be obligated to provide indemnification pursuant to Section 12.2(A) for any and all amounts owing by Alleghany to HTI Acquisition pursuant to Section 12.2(A) as a result of any fraud involving a Knowing breach of a representation or warranty of the Company or Alleghany made in this Agreement, and Alleghany's Basket and Alleghany's Cap referred to in the immediately preceding paragraph shall be calculated without taking into account any such amounts.

          Notwithstanding anything to the contrary in this Agreement, Alleghany shall be obligated to provide indemnification pursuant to Section 12.2 (B) and
Section 12.2(C) without limitation and without regard to Alleghany's Basket or Alleghany's Cap referred to in the immediately preceding paragraph.

               12.4 HTI Acquisition's Indemnification Obligations. Subject to the terms and conditions of this Section 12, and other than in respect of Income Taxes, which are governed solely by Section 10 hereof, HTI Acquisition agrees to indemnify and hold Alleghany harmless against any and all Losses, except as expressly limited by the terms of Section 12.5, resulting from or relating to:

               (A) any breach of any representation or warranty of HTI Acquisition contained in this Agreement or in any certificate delivered by HTI Acquisition to the Company or Alleghany at the Closing; provided that any claim made by Alleghany for indemnification from HTI Acquisition under this paragraph
(A) may be made no later than a date 18 months from and after the Closing Date, excepting only that (i) any claim for breach of any representation or warranty under Section 5.8 (Solvency) may be made no later than a date 60 days from and after the expiration of all applicable statutes of limitation (including extensions) and (ii) any claim for breach of any representation or warranty under Section 5.2 (Authority) may be made at any time; and

               (B) any breach of any covenant of HTI Acquisition contained in this Agreement; provided that any claim made by Alleghany for indemnification from HTI Acquisition under this paragraph (B) for the breach of any covenant of HTI Acquisition contained in this Agreement may be made no later than a date one year from and after the last day of the period during which such covenant was to be performed.

               For purposes of the indemnification provided in Section 12.4(A), in determining whether the representations and warranties of HTI Acquisition have been breached, no effect will be given to any materiality qualifier set forth in such representations and warranties or related definitions.

               12.5 Limitation on HTI Acquisition's Indemnification Obligations. Except as hereinafter provided in this Section 12.5, HTI Acquisition shall have no obligation to provide indemnification pursuant to Section 12.4(A) except to the extent that the aggregate amount of indemnification to which Alleghany, but for this Section 12.5, otherwise shall have become entitled hereunder would exceed $375,000 ("HTI Acquisition's Basket"), in which event HTI Acquisition shall be obligated, subject to the next succeeding sentence, to provide indemnification with respect to all amounts in excess of HTI Acquisition's Basket. Notwithstanding anything contained in this Agreement to the contrary, in no event shall HTI Acquisition have any liability for indemnification pursuant to Section 12.4(A) in an aggregate amount in excess of $1,000,000 ("HTI Acquisition's Cap"); provided, however, that HIT Acquisition's Cap shall not apply, and no other limitation shall apply, to the indemnification obligation of HTI Acquisition in respect of the breach of any representation or warranty set forth in Section 5.8 (Solvency).

               Notwithstanding anything to the contrary in this Agreement, HTI Acquisition shall be obligated to provide indemnification pursuant to Section 12.4(A) for any and all amounts owing by HTI Acquisition to Alleghany pursuant to this Section 12.4(A) as a result of any fraud involving a Knowing breach of a representation or warranty of HTI Acquisition made in this Agreement, and HTI Acquisition's Basket and HTI Acquisition's Cap referred to in the immediately preceding paragraph shall be calculated without taking into account any such amounts.

               Notwithstanding anything to the contrary in this Agreement, HTI Acquisition shall be obligated to provide indemnification pursuant to Section 12.4(B) without limitation and without regard to HTI Acquisition's Basket or HTI Acquisition's Cap referred to in the immediately preceding paragraph.

               12.6 Other Limitations on Indemnification.

               (A) The amount of any Losses sustained by an indemnified party shall be reduced (i) by any amount received by such indemnified party with respect thereto under any insurance coverage relating thereto (other than insurance coverage provided by an Affiliate of such indemnified party) or from any third party (not a party to this Agreement) alleged to be responsible therefor, and (ii) by the amount of any Tax benefit actually realized with respect to the Loss. Each of Alleghany and HTI Acquisition agrees to use commercially reasonable efforts to collect any amounts available under such insurance coverage and from any such third party alleged to have responsibility and to realize any Tax benefit with respect to the Loss. If an indemnified party realizes a Tax benefit or receives an amount under insurance coverage or from any such third party with respect to Losses sustained at any time subsequent to any indemnification provided pursuant to this Section 12, then such indemnified party shall promptly reimburse the indemnifying party for any payment made by such indemnifying party in connection with providing such indemnification up to such amount realized or received by such indemnified party. Nothing in this
Section 12.6(A) shall limit in any way the ability of Alleghany or HTI Acquisition to (i) take (or refrain from taking, as the case may be) any reasonable position for Tax purposes that it determines to take (or refrain from taking) in its sole discretion, or (ii) refrain from pursuing any third party insurance recovery that Alleghany or HTI Acquisition, as the case may be, determines would be commercially inadvisable to pursue.

               (B) Each indemnified party shall be obligated to use its reasonable best efforts to mitigate to the fullest extent practicable the amount of any Loss for which its it entitled to seek indemnification hereunder, and the indemnifying party shall not be required to make any payment to an indemnified party in respect of such Loss to the extent such indemnified party has failed to comply with the foregoing obligation.

               (C) Upon making any indemnification payment, the indemnifying party will, to the extent of such payment, be subrogated to all rights of the indemnified party against any third party in respect of the Loss to which the payment relates; provided, however, that until the indemnified party recovers full payment of its Loss, any and all claims of the indemnifying party against any such third party on account of said payment are hereby made expressly subordinated and subjected in right of payment to the indemnified party's rights against such third party. Without limiting the generality of any other provision hereof, each such indemnified party and indemnifying party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation and subordination rights.

               (D) Neither Alleghany nor HTI Acquisition shall have any right to set off any Losses against any payments to be made by such party pursuant to this Agreement.

               12.7 Notice. In the event that either Alleghany or HTI Acquisition wishes to assert a claim for indemnification under this Section 12, the party seeking indemnification (the "Indemnified Party") shall deliver written notice (a "Claims Notice") to the other party (the "Indemnifying Party") no later than twenty (20) Business Days after such claim becomes known to the Indemnified Party, specifying the facts constituting the basis for, and the amount (if known) of the claim asserted. Failure to deliver a Claims Notice with respect to a claim in a timely manner as specified in the preceding sentence shall not release the Indemnifying Party from any of its obligations under this
Section 12, except to the extent the Indemnifying Party is materially prejudiced by such failure.

               12.8 Right to Contest Claims of Third Parties.

               (A) If an Indemnified Party asserts, or may in the future seek to assert, a claim for indemnification hereunder because of an Action instituted by any Person not a party to this Agreement (a "Third-Party Claimant") that may result in a Loss with respect to which the Indemnified Party would be entitled to indemnification pursuant to this Section 12 (an "Asserted Liability"), the Indemnified Party shall deliver to the Indemnifying Party a Claims Notice with respect thereto, which Claims Notice shall, in accordance with the provisions of
Section 12.7 hereof, be delivered as promptly as practicable and in any event no later than twenty (20) Business Days after such Asserted Liability is actually known to the Indemnified Party. The failure to deliver a Claims Notice with respect to an Asserted Liability within twenty (20) Business Days of the Indemnified Party's receipt of written notice of such Asserted Liability shall not release the Indemnifying Party from any of its obligations under this
Section 12, except to the extent the Indemnifying Party is materially prejudiced by such failure.

               (B) (i) The Indemnifying Party shall, upon receipt of such notice and upon its notifying the Indemnified Party in writing that it shall, either unconditionally or subject to a reservation of rights, indemnify the Indemnified Party in respect of such matter, be entitled to participate in or, at the Indemnifying Party's option, assume at its own expense the defense, appeal or settlement of such Asserted Liability with respect to which such indemnity has been invoked with counsel of its own choosing (who shall be reasonably satisfactory to the Indemnified Party), and the Indemnified Party shall fully cooperate with the Indemnifying Party in connection therewith including contesting such Asserted Liability or making any counterclaim against the Third Party Claimant; provided, however, that if the Indemnifying Party assumes the defense, appeal or settlement of such Asserted Liability, (i) the Indemnifying Party shall reimburse the Indemnified Party for out of pocket expenses incurred by the Indemnified Party (such as travel costs, but not internal time charges) and (ii) if, in the reasonable opinion of counsel to the Indemnified Party, an actual conflict of interest exists between the Indemnifying Party and the Indemnified Party in respect of such Asserted Liability, the Indemnified Party shall be entitled to employ one counsel to represent itself, and in that event the reasonable fees and expenses of such counsel shall be paid by the Indemnifying Party. An Indemnified Party is hereby authorized prior to the date on which its receives written notice from the Indemnifying Party that it intends to assume the defense, appeal or settlement of such Asserted Liability, to file any motion, answer or other pleading and take such other action which it shall reasonably deem necessary to protect its interest or that of the Indemnifying Party until the date on which the Indemnified Party receives such notice from the Indemnifying Party; provided that, prior to filing such motion, answer or other pleading or taking such other action, the Indemnified Party shall have made reasonable efforts to consult with the Indemnifying Party. In the event that the Indemnifying Party fails to assume the defense, appeal or settlement of such Asserted Liability within twenty (20) days after receipt of notice thereof from the Indemnified Party, such Indemnified Party shall have the right to undertake the defense or appeal of or settle or compromise such Asserted Liability on behalf of and for the account and risk of the Indemnifying Party, unless and until the Indemnifying Party notifies the Indemnified Party that it has elected to assume such defense, appeal or settlement. If the Indemnifying Party fails to assume the defense, appeal or settlement of such Asserted Liability and the Indemnified Party undertakes such defense, appeal or settlement, the Indemnified Party shall, upon the request of the Indemnifying Party, keep the Indemnifying Party advised of relevant developments on a timely basis.

               (ii) Except as set forth in Section 12.8(B)(i), no claim or demand may be settled by the Indemnified Party without the consent of the Indemnifying Party, which consent shall not be unreasonably delayed or withheld. Unless the claim or demand seeks only dollar damages (all of which are to be paid by the Indemnifying Party), no such claim or demand may be settled by the Indemnifying Party without the consent of the Indemnified Party, which consent shall not be unreasonably delayed or withheld.

               (iii) Alleghany and HTI Acquisition shall make mutually available to each other all relevant information in their possession relating to any Asserted Liability and shall cooperate with each other in the defense thereof.

               12.9 Indemnification Payments. Any indemnification payment hereunder shall be made by wire transfer of immediately available funds to such account or accounts as the Indemnified Party shall designate to the Indemnifying Party in writing.

               12.10 Treatment of Indemnification Payments. Alleghany and HTI Acquisition agree to treat, to the maximum extent permitted by Applicable Law, any payments under this Section 12 or under Section 10 hereof as an adjustment to the Merger Consideration for all Tax purposes.

               12.11 Exclusive Remedy. If the Closing occurs, absent any fraud, the indemnification provided for in this Section 12 and in Section 10 hereof shall be the sole and exclusive remedy in any action seeking money damages or any other form of monetary relief brought by any party to this Agreement. The terms of this Section 12.11 shall not be construed as limiting in any way whatsoever any remedy (i) in the event of any fraud or (ii) other than for the recovery of money damages or another form of monetary relief.

          13. Non-Competition. For a period of three years commencing on the Closing Date (the "Non-Compete Period"), Alleghany will not, and Alleghany will not permit any Company Subsidiary of Alleghany to, directly or indirectly, market, sell or distribute, anywhere in the world (within or without North America), any product which, at the time of Closing, is marketed, sold or distributed, or which, to the Knowledge of Alleghany at the time of Closing, is proposed to be marketed, sold or distributed, by the Company (any such marketing, sale or distribution, a "Competing Activity"); provided, however, that the foregoing restrictions shall not prevent Alleghany or any of the Company Subsidiaries, during the Non-Compete Period, from (i) holding or acquiring for investment purposes only any interest in securities of a Person which are listed or quoted or traded on any generally recognized market; provided that such securities amount to less than ten percent (10%) of the outstanding securities of such Person and carry less than ten percent (10%) of the voting rights attaching to the outstanding securities of that Person, or
(ii) purchasing an entity or group of entities (an "Acquired Entity") that engages in a Competing Activity, so long as the gross revenues of the Competing Activity do not exceed 15% of the gross revenues of the Acquired Entity during the most recent fiscal year of the Acquired Entity ended before the date of acquisition of the Acquired Entity. If, at the time of enforcement of this
Section 13, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

          14. Miscellaneous.

               14.1 Fees and Expenses. Whether or not the Merger is consummated, each of the parties will pay all of its own fees and expenses (including, without limitation, the fees and expenses of attorneys, accountants, investment bankers and other representatives and agents) incurred in connection with this Agreement and the transactions contemplated hereby. Without limiting the foregoing, all such fees and expenses of the Company incurred prior to the Merger in connection with the performance of the obligations of the Company pursuant to this Agreement and the transactions contemplated hereby shall be paid by the Company and, except as specifically provided otherwise in Section
3.2 hereof, shall be fully accrued on the Closing Date Balance Sheet. The fees and expenses of Houlihan Lokey Howard & Zukin shall be shared equally by Alleghany and HTI Acquisition. For the avoidance of doubt, no fees and expenses described in this Agreement as payable by HTI Acquisition (including without limitation fees and expenses of the Designated Accountants payable by HTI Acquisition pursuant to Section 3.2(C), fees and expenses of the Independent Accountants payable by HTI

Acquisition pursuant to Section 3.2(H), fees and expenses of Craig Stapleton payable by HTI Acquisition pursuant to Section 5.10, and fees and expenses of Houlihan Lokey Howard & Zukin payable by HTI Acquisition pursuant to this
Section 14.1) shall be reflected on the Closing Date Balance Sheet.

               14.2 Waiver. The parties hereto may by written agreement (i) extend the time for or waive or modify the performance of any of the obligations or other acts of the parties hereto or (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement.

               14.3 Notices. All notices, requests or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed first class certified mail postage prepaid addressed as follows: if to HTI Acquisition, to HTI Acquisition LLC, c/o Capital Partners, Inc. Eight Greenwich Office Park, Third Floor, Greenwich, CT 06831, attention Brian D. Fitzgerald, Chairman (with a copy to Samuel B. Fortenbaugh III, Esq., 1211 Avenue of the Americas, 27th Floor, New York, New York 10036); if to the Company or Alleghany, to Alleghany Corporation, 375 Park Avenue, New York, NY 10152, attention Robert M. Hart, Esq., Senior Vice President and General Counsel (with a copy to Aileen C. Meehan, Esq., Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, NY 10019-6092), or to such other address as may have been furnished in writing to the party giving the notice by the party to whom notice is to be given.

               14.4 Entire Agreement; Amendment. This Agreement, together with the Confidentiality Agreement, which shall continue in full force and effect until Closing, embodies the entire agreement among the parties and there have been and are no agreements, representations or warranties, oral or written among the parties other than those set forth or provided for in this Agreement. No party hereto has relied upon any oral or written statement, representation, warranty, covenant, condition, understanding or agreement made by any other party or any representative, agent or employee thereof, except for those expressly set forth in this Agreement or in the Exhibits, Schedules or certificates delivered pursuant hereto. Disclosure on any one of the Schedules hereto constitutes disclosure on each other Schedule as applicable (to the extent that the relevance of such disclosure for each such other schedule is reasonably evident from the text thereof). This Agreement may be amended, modified, superseded or supplemented only by an instrument in writing executed and delivered by the parties hereto.

               14.5 Rights Under this Agreement; Nonassignability. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by any party without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed.

               Nothing contained in this Agreement is intended to confer upon any Person, other than the parties to this Agreement and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

               14.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to any applicable conflicts of law provisions thereof that may require the application of the laws of another jurisdiction. The parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the State of New York in respect of all matters that arise out of or are related to this Agreement or the documents referred to in or contemplated by this Agreement and the transactions contemplated hereby and thereby and hereby waive, and agree not to assert, as a defense in any action for the interpretation or enforcement hereof or of any such document, that is not subject thereto or that such action may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties irrevocably agree that all claims with respect to such action shall be heard and determined in such a New York State or federal court. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action in the manner provided in this Section 14.6 or in such other matter as may be permitted by law shall be valid and sufficient service thereof.

               14.7 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

               14.8 Specific Performance. Without intending to limit the remedies available to any party hereto, each party (i) acknowledges that breach of this Agreement will result in irreparable harm for which there is no adequate remedy at law, and (ii) agrees that any party seeking to enforce this Agreement shall be entitled to injunctive relief, including specific performance, or other equitable remedies upon any such breach.

               14.9 Publicity. No party to this Agreement shall, without the prior written consent of the other parties hereto, issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby, except for such press releases or other statements as the disclosing party may reasonably determine are required by applicable law.

               14.10 Headings; References to Sections, Exhibits and Schedules. The headings of the Sections, paragraphs and subparagraphs of this Agreement are solely for convenience and reference and shall not limit or otherwise affect the meaning of any of the terms or provisions of this Agreement. The references herein to Sections, Exhibits and Schedules, unless otherwise indicated, are references to Sections of and exhibits and schedules to this Agreement.

               14.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but which together constitute one and the same instrument.

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                                      -46-

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          IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                        HTI ACQUISITION LLC


                                        By: /s/ Brian D. Fitzgerald
                                            ------------------------------------
                                            Brian D. Fitzgerald
                                            Chairman


                                        HEADS & THREADS INTERNATIONAL LLC


                                        By: /s/ Fred J. Weber
                                            ------------------------------------
                                            Fred J. Weber
                                            Vice President - Finance and
                                            Chief Financial Officer


                                        ALLEGHANY CORPORATION


                                        By: /s/ David B. Cuming
                                            ------------------------------------
                                            David B. Cuming
                                            Senior Vice President

                                                                       EXHIBIT A

          The following terms have the following meanings and such meanings are equally applicable to both the singular and the plural forms of the terms defined:

          "Acquired Entity" has the meaning set forth in Section 13.

          "Acquisition Financing" has the meaning set forth in Section 5.6.

          "Affiliate" means, in respect of any Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person.

          "Alleghany Debt" means all of the outstanding indebtedness of the Company to Alleghany, which amount as of the date hereof is and at the Closing will be $3,081,000.

          "Alleghany Umbrella Policies" has the meaning set forth in Section 7.7(B).

          "Alleghany's Basket" has the meaning set forth in Section 12.3.

          "Alleghany's Cap" has the meaning set forth in Section 12.3.

          "Allocation" has the meaning set forth in Section 3.3.

          "Applicable Law" means any applicable order, law, statute, regulation, rule, ordinance, writ, injunction, directive, judgment, decree, principle of common law, constitution or treaty enacted, promulgated, issued, enforced or entered by any Governmental Authority, including any amendments thereto that may be adopted from time to time.

          "Asserted Liability" has the meaning set forth in Section 12.8(A).

          "Audited Financial Statements" has the meaning set forth in Section 4.6(A).

          "Benefit Plans" has the meaning set forth in Section 4.18(A).

          "Business" means the business of the Company and the Company Subsidiaries, taken as a whole.

          "Business Day" means any day, other than a Saturday, Sunday and any day which is a legal holiday in the State of New York, or is a day on which banking institutions located in the State of New York are authorized or required by Applicable Law or other governmental action to close.

          "Claim" means any claim (including any cross-claim or counterclaim), demand, investigation, chose in or cause of action, suit, default, assessment, litigation, third party action, arbitral proceeding or proceeding by or before any Governmental Authority or any other Person.

          "Claims Notice" has the meaning set forth in Section 12.7.

          "Closing" has the meaning set forth in Section 2.2.

          "Closing Date" has the meaning set forth in Section 2.2.

          "Closing Date Balance Sheet" has the meaning set forth in Section 3.2(A).

          "Closing Date Book Value" has the meaning set forth in Section 3.2(C).

          "COBRA" has the meaning set forth in Section 6.5.

          "Code" has the meaning set forth in Section 4.18(B).

          "Commitments" has the meaning set forth in Section 5.6.

          "Commitment Letters" has the meaning set forth in Section 5.6.

          "Company" has the meaning set forth in the Recitals.

          "Company Subsidiary" or "Company Subsidiaries" has the meaning set forth in Section 4.3.

          "Company Material Adverse Effect" has the meaning set forth in Section 4.1.

          "Competing Activity" has the meaning set forth in Section 13.

          "Completion Bonuses" has the meaning set forth in Section 3.2(B).

          "Confidentiality Agreement" has the meaning set forth in Section 7.1.

          "Consolidated Income Tax Return" means any consolidated, combined, unitary or Affiliated Income Tax Return of Alleghany that the Company is required or eligible to join.

          "Contribution Letter" has the meaning set forth in Section 5.6.

          "Customs Refund" means the right to receive the refund (plus any interest thereon or credited with respect thereto) of the antidumping duties in the approximate amount of $419,302 paid to the Bureau of Customs and Border Protection, U.S. Department of Homeland Security, for excessive antidumping duties on entries of helical lockwashers from October 1, 1997 through September 30, 1998.

          "DLLCA" has the meaning set forth in Section 2.1

          "December 31, 2003 Balance Sheet" has the meaning set forth in Section 4.6(A).

          "Delaware Secretary of State" has the meaning set forth in Section
2.3.

          "Designated Accountants" has the meaning set forth in Section 3.2(C).

          "Effective Time" has the meaning set forth in Section 2.3.

          "Environment" means all air, surface water, groundwater, or land, including land surface or subsurface, including all fish, wildlife, biota and all other natural resources.

          "Environmental Claim" means any and all Claims, pursuant to or relating to any applicable Environmental Law by any Person based upon, alleging, asserting, or claiming any actual or potential (i) violation of or liability under any Environmental Law, (ii) violation of any Environmental Permit, or
(iii) liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based on, resulting from, or related to the presence, Release, or threatened Release into the Environment, of any Hazardous Materials at any location, including, but not limited to any location to which Hazardous Materials or materials containing Hazardous Materials were sent for handling, storage, treatment, or disposal.

          "Environmental Clean-up Site" means any location which is listed or proposed for listing on the National Priorities List, the Comprehensive Environmental Response, Compensation, and Liability Information System, or on any similar state list of sites requiring investigation or cleanup.

          "Environmental Law" means any and all federal, state, local, provincial and foreign, civil and criminal laws, statutes, ordinances, orders, common law, codes, rules, regulations, Environmental Permits, judgments, decrees or injunctions with any Governmental Authority, relating to the protection of health and the Environment, worker health and safety, and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of Hazardous Materials, whether now existing or subsequently amended or enacted, including, but not limited to: the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. Section 9601 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Hazardous Material Transportation Act 49 U.S.C. Section 1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act 7 U.S.C. Section 136 et seq.; the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. Section 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Occupational Safety & Health Act of 1970, 29 U.S.C. Section 651 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; and the state analogies thereto, all as amended or superseded from time to time; and any common law doctrine, including, but not limited to, negligence, nuisance, trespass, personal injury, or property damage related to or arising out of the presence, Release, or exposure to a Hazardous Material.

          "Environmental Permit" means any federal, state, local, provincial, or foreign permit, license, approval, consent or authorization required by any Governmental Authority under or in connection with any Environmental Law.

          "ERISA" has the meaning set forth in Section 4.18(A).

          "Equity Commitment" has the meaning set forth in Section 5.6.

          "Existing Employment Agreements" means the Employment Agreements in effect as of the date hereof between the Company and each of Gregory R. Brown, Fred J. Weber and Michael T. Wrenn.

          "GAAP" has the meaning set forth in Section 4.6(B).

          "Governmental Authority" means any government or political subdivision thereof, whether foreign or domestic, federal, state, provincial, county, local, municipal or regional, or any other governmental entity, agency, authority, department, division or instrumentality of any such government, political subdivision or other governmental entity, any court, and any government self-regulatory organization or other quasi-governmental authority.

          "Hazardous Material" means petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, lead or lead-containing materials, polychlorinated biphenyls; and any other chemicals, materials, substances or wastes in any amount or concentration which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous materials," "hazardous wastes," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "pollutants," "regulated substances," "solid wastes," or "contaminants" or words of similar import, under any Environmental Law.

          "Heads & Threads (Mexico)" means Heads & Threads (Mexico) LLC, a Delaware limited liability company, all of the outstanding membership interests of which are owned by the Company.

          "Heads & Threads (PA)" means Heads & Threads (PA) LLC, a Delaware limited liability company, all of the outstanding membership interests of which are owned by the Company.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "HTI Acquisition" has the meaning set forth in the recitals.

          "HTI Acquisition's Basket" has the meaning set forth in Section 12.5.

          "HTI Acquisition's Cap" has the meaning set forth in Section 12.5.

          "HTI Holding" means HTI Holding LLC, a Delaware limited liability company, which owns all of the outstanding membership interests in HTI Acquisition.

          "Income Tax" or "Income Taxes" means all Taxes (x) based upon, measured by, or calculated with respect to, net income or net receipts, proceeds or profits, or (y) based upon, measured by, or calculated with respect to multiple bases (including, but not limited to, corporate franchise and occupation Taxes) if such Tax may be based upon, measured by, or calculated with respect to one or more bases described in clause (x) above.

          "Income Tax Claim" has the meaning set forth in Section 10.4.

          "Income Tax Return" means a Tax Return in respect of an Income Tax.

          "Indemnifying Party" has the meaning set forth in Section 12.7.

          "Independent Accountants" has the meaning set forth in Section 3.2(G).

          "Interim Financial Statements" has the meaning set forth in Section 4.6(A).

          "Knowledge," "Knowing" and other correlative terms mean (i) with respect to the Company, any fact or matter actually known to Greg Brown, Fred J. Weber or Michael Wrenn, in each case, without independent investigation, and
(ii) with respect to Alleghany, any fact or matter actually known to David B. Cuming, Robert M. Hart, Christopher K. Dalrymple or Peter R. Sismondo, in each case, without independent investigation. "Knowledge," "Knowing" and other correlative terms mean, with respect to HTI Acquisition, any fact or matter actually known to Brian D. Fitzgerald or William R. Schlueter, in each case, without independent investigation.

          "LaSalle Credit Agreement" means the Credit Agreement, dated as of April 30, 2003, as amended from time to time, between the Company and LaSalle Bank National Association which provides for aggregate borrowings in a principal amount not to exceed $30,000,000.

          "LaSalle Debt" means all of the outstanding indebtedness of the Company under the LaSalle Credit Agreement, the principal amount of which, as of December 17, 2004 is $21,387,467.

          "LaSalle Lien" means the Lien on substantially all of the assets of the Company under the LaSalle Security Agreement.

          "LaSalle Security Agreement" means the Security Agreement and Financing Statement, dated as of April 30, 2003, as amended from time to time, between the Company and LaSalle Bank, National Association, pursuant to which substantially all of the assets of the Company secure the LaSalle Debt.

          "Lien" means any mortgage, pledge, lien, encumbrance, charge, adverse claim (whether pending or, to the Knowledge of the Person against whom the adverse claim is being asserted, threatened) or restriction of any kind affecting title or resulting in an encumbrance against any property, real or personal, tangible or intangible, or a security interest of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof, and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute) of any jurisdiction (other than a financing statement which is filed or given solely to protect the interest of a lessor), other than Permitted Liens.

          "Losses" means any and all obligations, liabilities, losses, expenses and fees, including court costs and reasonable attorneys' fees and expenses.

          "Material Business Contract" has the meaning set forth in Section 4.12(A).

          "Member's Equity" means total assets of the Company less total liabilities of the Company.

          "Merger" has the meaning set forth in the recitals.

          "Merger Consideration" has the meaning set forth in Section 3.3.

          "Mexican Company Subsidiaries" means Grupo Heads & Threads, S. de R.L. de C.V., Operadora Heads & Threads, S. de R.L. de C.V., and Servicios Heads & Threads, S. de R.L. de C.V.

          "New Employment Agreements" has the meaning set forth in Section 2.6.

          "Non-Compete Period" has the meaning set forth in Section 13.

          "Non-Income Tax" means any Tax that is not an Income Tax.

          "Non-Income Tax Return" means a Tax Return in respect of a Non-Income Tax.

          "November 2004 Financial Statements" has the meaning set forth in
Section 4.26.

          "October 2004 Financial Statements" has the meaning set forth in
Section 4.26.

          "Permits" has the meaning set forth in Section 4.17.

          "Permitted Liens" means (i) liens for water and sewer charges and Taxes not yet due and payable or being contested in good faith (and, in each case, for which adequate accruals or reserves have been established) and (ii) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other similar liens arising or incurred in the ordinary course of business with respect to a liability or obligation that is not yet due or delinquent and that is not material in amount.

          "Person" means any individual, firm, group, corporation, company, joint stock company, limited liability company, partnership, joint venture, trust, association, Governmental Authority, labor union or other organization, entity or enterprise.

          "Pre-Closing Tax Period" means a taxable period (or portion thereof) ending on or prior to the Closing Date.

          "Pre-Closing Income Tax Return" has the meaning set forth in Section 10.1(C).

          "Proprietary Rights" has the meaning set forth in Section 4.17.

          "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of a Hazardous Material into the Environment.

          "Representatives" has the meaning set forth in Section 6.1.

          "Revised Amount" has the meaning set forth in Section 3.2(G).

          "September 30, 2004 Balance Sheet" has the meaning set forth in
Section 4.6(B).

          "Site" means any of the real properties currently or previously owned, leased or operated by: (i) the Company or any Company Subsidiary; or (ii) any entities previously owned by the Company or any Company Subsidiary, in each case, including all soil, subsoil, surface waters and groundwater thereat.

          "Straddle Period" has the meaning set forth in Section 10.1(D).

          "Subsidiary" and "Subsidiaries" means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other entity in which such Person (i) owns, directly or indirectly, 50% or more of the outstanding voting securities, equity interests, profits interest or capital interest, (ii) is entitled to elect at least a majority of the board of directors or similar governing body, or (iii) in the case of a limited partnership or limited liability company, is a general partner or managing member, respectively.

          "Substitute Financing" has the meaning set forth in Section 7.3.

          "Surviving Entity" has the meaning set forth in Section 2.1.

          "Tax Return" means any report, return, document, declaration or other information or filing, including any amendments thereto and related or supporting information, required to be supplied to any Taxing Authority with respect to Taxes.

          "Tax Sharing Agreement" means the Tax Sharing Agreement, dated as of January 1, 1999, by and between Alleghany and the Company.

          "Taxes" means any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by any Taxing Authority, whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

          "Taxing Authority" means the Internal Revenue Service or any other authority (whether domestic or foreign, including, without limitation, any state, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)) responsible for the administration of any Tax.

          "Termination Date" has the meaning set forth in Section 11.3.

          "Third Party Claimant" has the meaning set forth in Section 12.8(A).

          "Transfer Taxes" means all transfer, documentary, sales, use, stamp, registration, value added and other similar such Taxes and fees (including any penalties and interest) including any real property transfer tax and any similar Tax.

          "Transferred Assets" means the General American Life Insurance Company policies numbered 1917746 and 1901611 and the Northwestern Mutual Life Insurance Company policy numbered 9946381, all insuring the life of Leon Bookman.

          "Transferred Liabilities" means all liabilities and obligations of the Company relating to (i) deferred compensation and post-termination welfare benefits to Leon Bookman, and (ii) deferred compensation to Fred J. Weber, in each case pursuant to the Benefit Plans identified in Schedule 4.18, subject to the obligations set forth in Section 7.7(D).

          "Unadjusted Merger Consideration" has the meaning set forth in Section 3.1(B).